UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Extra Space Storage Inc.
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EXTRA SPACE STORAGE

2021 PROXY STATEMENT

ExtraSpace Storage

April 6, 2021
Dear Fellow Stockholder:

On behalf of the board of directors and officers of Extra Space Storage Inc., we are pleased to invite you to the 2021 Annual Meeting of Stockholders of Extra Space Storage Inc., which will be held on May 26, 2021 at 11:00 a.m. Mountain Time at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121.
As we look back on 2020, we are proud of how our people, platform and properties performed in an environment unlike any we have faced before. Our employees worked tirelessly to continue to service customers, whether that was in-person behind newly installed protective equipment or online with our newly launched online leasing program, Rapid Rental. Our platform was strengthened with the roll-out of a new point of sales system which enabled us to execute additional quick pivots in a changing environment. Our properties and asset type proved resilient to the first pandemic to hit the self-storage industry, finishing the year at a record high same-store occupancy rate of 94.8% after quickly recovering from the shock to demand from stay-at-home orders.
We look forward to 2021 with great anticipation. We look forward to interacting with our employees in person, and celebrating the tremendous job they did in 2020. We look forward to finding additional innovations to better serve our customers in person and online. We look forward to meeting with shareholders face to face and sharing our vision for the Company. We also look forward to further implementing the gained efficiencies through technology that were learned through the COVID-19 pandemic and expect these enhancements to propel us to an even better 2021.
This year we are again furnishing proxy materials to our stockholders over the Internet, as allowed by the Securities and Exchange Commission. On or about April 6, 2021, we are mailing the majority of our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access a digital copy of our proxy statement and annual report as well as instructions on how to vote. Some stockholders may, if they have so previously requested, receive paper copies by mail. We believe that this notice and access process expedites stockholders receipt of proxy materials, while lowering costs of delivery and reducing the environmental impact of our annual meeting.
    Your vote is important. Whether you plan to attend the meeting, we urge you to vote your shares electronically through the internet or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement according to the instructions.
Thank you for your continued support, interest and investment in Extra Space Storage Inc.
Warmest regards,

Kenneth M. Woolley,	Joseph D. Margolis,
Chairman	Chief Executive Officer

PROXY SUMMARY

The following is a summary that highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you are urged to read the entire proxy statement carefully before voting.
Meeting Information

Date and Time:	Location:
This summary highlights information that should assist you in ensuring that your vote at the annual meeting is counted. On or about April 6, 2021, we sent a Notice of Internet Availability of Proxy Materials to a majority of our stockholders and provided access to our proxy materials over the internet, and began mailing this proxy statement, the notice and the enclosed proxy card to all stockholders. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual meeting materials via email, the email contains voting instructions and links to our annual report and proxy statement on the internet.

Wednesday, May 26, 2021, at 11:00 a.m., MT	Extra Space Storage Inc. Corporate Offices 2795 East Cottonwood Pkwy, Suite 300 Salt Lake City, Utah 84121

IN-PERSON	INTERNET	MAIL

You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you submit the accompanying proxy card or voting instructions, or vote via the internet by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

You may vote your shares through the internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 p.m. ET on the day before the annual meeting. If you vote through the internet, you should not return your proxy card.
If you choose to vote by mail, simply complete the accompanying proxy card, date and sign it, and return it in the postage-paid envelope provided.

Proposals & Voting Recommendations

Extra Space Storage	1

2020 Business Highlights
Our continued growth in 2020 reflects not only solid operating performance, but also accretive acquisitions, profitable joint ventures and third party management and an optimized balance sheet.

Director Nominees
We are asking stockholders to elect nine directors to serve for a one-year term that will expire at the Company’s 2022 annual meeting. Each director nominee is elected annually by the affirmative vote of at least a majority of the stockholders present in person or represented by proxy and entitled to vote for the election of directors.
Nominees for Directors
The following table presents the name, age and the position(s) held by each person nominated as a director:

	Age	Title	Independent	Audit Committee	Compensation Committee	Nominating/ Governance
Kenneth M. Woolley	74	Chairman
Joseph D. Margolis	60	Director and CEO
Roger B. Porter	74	Lead Independent Director	X		C	X
Joseph J. Bonner	65	Director	X		X	X
Gary L. Crittenden	67	Director	X	X		C
Spencer F. Kirk	59	Director	X
Dennis J. Letham	69	Director	X	C	X
Diane Olmstead	68	Director	X	X	X
Julia Vander Ploeg	51	Director	X	X		X
C    Committee chair

Our director nominees bring a balance of experience and perspective. We believe that our board’s expertise allows the board to effectively oversee management to ensure that the interests of the board of directors and management align with the interests of our stockholders.
Sustainability

At Extra Space, we believe that part of doing well is acting as good corporate citizens and running a company that is built to last. With a focus on the future, we plan to benefit our stockholders today and over the long term. We do so by taking care of our customers, our employees, and our real estate holdings and by reducing our overall impact on the environment. We believe that our environmental, social and governance initiatives are consistent with our obligation to maximize stockholder value.

2	Extra Space Storage

Environmental

As a public real estate investment trust ("REIT") and owner and manager of real estate, we are not only stewards of our stockholders’ capital, but also of the environment. As stewards, we seek to reduce our carbon impact. We do this through energy-saving initiatives such as installing solar panels, installing motion activated systems to turn lights on and off automatically and replacing older fixtures with modern energy-saving fixtures and bulbs. We also sell products made of recycled materials.

Environmental highlights for 2020 include:

•NAREIT Leader in the Light Award Winner, the first self-storage company ever to be recognized
•Highest rated U.S. self-storage REIT by the Global Real Estate Sustainability Benchmark (GRESB)
•6.2% reduction in Greenhouse Gas (GhG) Emissions (Scope 1&2, like-for-like pool)
•Completed solar installation projects at 111 of our stores, investing $20 million
•50% of all REIT owned stores have solar panel systems
•Estimated savings of over 10 million kilowatt-hours annually from lighting retrofits completed in previous years
•3.1% reduction in non-recyclable waste (like-for-like pool)
•Saved over 12 million sheets of paper through digital lease initiative (program to date)
•Diverted more than 13% of total waste to recycling centers rather than to landfills
Social Responsibility
Our greatest asset is our people. We strongly believe in training and retaining talented employees and having management at all levels engage with our employees, our customers, our board and other stakeholders. At Extra Space, we believe that as we take care of our employees, they will take care of our customers and our facilities. We do so by focusing on employee engagement, wellness and safety.

Social highlights for 2020 include:
•Ranked #5 Most Just Real Estate Company in America, by Just Capital
•Glassdoor (Employees' Choice Award) named Extra Space as one of the Best Places to Work in 2020
•Chosen as one of America's Best Employer's for Diversity by Forbes for 2020
•Chosen by Utah Business Magazine as one of the Top Companies to Work For in 2020
•Received Utah Worksite Wellness Platinum Award for wellness program and other healthy initiatives
•Diversity and Inclusion Committee efforts included creation of subcommittees focused on social involvement, employee resource groups and education. Provided implicit bias and allyship training and engaged employees with various video roundtables with the Company's CEO discussing topics relating to diversity and inclusion and its importance to the Company.
•Continued Education Assistance Program with Western Governors University allowing over 100 employees to enroll and work towards an undergraduate degree in Business or Information Technology, providing scholarships and other assistance
•Launched Extra Safe Extra Clean COVID-19 response to emphasize employee safety
•Sponsored paid volunteer hours by our employees, benefiting both local and national nonprofit organizations
•Encouraged our employees to vote in the 2020 elections by offering paid time off on election day

Extra Space Storage	3

Governance
We are committed to strong corporate governance to promote the long-term interests of our stockholders, strengthen management accountability and help maintain public trust in Extra Space. We encourage open communication and positive working relationships among the members of our board. Our directors have access to, and regularly meet with, senior management and other employees. We actively seek input from our stockholders through our stockholder engagement programs and regular meetings with management. The Corporate Governance section below describes our governance framework which includes the following highlights:

• Independent Lead Director and independent director-led Audit, Compensation, and Nominating & Governance Committee	• Code of Business Conduct & Ethics (signed by all directors, officers and employees)
• Separate Chairman and Chief Executive Officer	• Whistleblowing and whistleblower protection policy
• Seven out of nine directors are independent	• Annual evaluations of our board
• Policy on recoupment of incentive compensation (claw-back policy)	• Annual election of all directors and majority voting in uncontested elections
• Robust director and executive officer stock ownership guidelines	• Stockholder ability to amend bylaws
• Regular succession planning and strong mentoring culture to promote from within	• Proxy access provision in bylaws
• No employment agreements with officers	• Data protection and privacy policy
• No stockholder rights plan (poison pill)	• Annual advisory vote to approve executive compensation
• Quarterly and annual review of enterprise risk management plan and performance	• Prohibition against hedging and stringent limitations on pledging for officers and directors
• Double-trigger provisions in the event of change in control	• No employment or severance agreements

Board Expertise and Diversity

	Real Estate Expertise	Finance and Capital Markets Transactions	Corporate Governance	Technology Expertise	Public Company Executive Experience	Public Company Board Experience*
Kenneth M. Woolley	X	X			X	X
Joseph D. Margolis	X	X	X		X	X
Roger B. Porter		X	X			X
Joseph J. Bonner	X	X	X
Gary L. Crittenden		X	X		X	X
Spencer F. Kirk	X	X		X	X	X
Dennis J. Letham		X	X		X	X
Diane Olmstead	X	X	X		X
Julia Vander Ploeg				X	X
* excluding Extra Space Storage Inc.

All our directors have risk management experience and are financially literate. In addition to the diversity of our directors' skills sets set forth above, our nominees for director come from diverse backgrounds including manufacturing, real estate, technology, financial services, academia and government. Our directors are also diverse in age, race and gender, which we believe allows our board of directors to better serve our stockholders, customers and employees.

4	Extra Space Storage

Executive Compensation Highlights
We are requesting your non-binding vote to approve the compensation of our named executive officers (“NEOs”) as described in the "Executive Compensation" section of this proxy statement. The goals for our executive compensation program are to (i) attract, retain and motivate effective executive officers, (ii) align the interests of our executive officers with the interests of the Company and our stockholders and (iii) align market competitive compensation with our short-term and long-term performance. At the Company’s 2020 Annual Meeting of Stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. The result of this vote indicated 95% approval of the compensation paid to our named executive officers.
Executive Compensation
We believe that our 2020 executive compensation was aligned with the Company's strong performance during an unprecedented year. The following is a summary of the key components of the 2020 compensation program for our NEOs:
Base Salaries. The Compensation Committee did not increase base salary levels for 2020 for any of its NEOs.
Annual Incentive Bonus. At the beginning of 2020, the Compensation Committee set the FFO performance target threshold as well as agreeing upon the performance goals for the 2020 annual incentive program. The Compensation Committee determined that the Company exceeded the performance target threshold as well as substantially achieving the performance goals. As a result, annual cash incentive awards were granted to the NEOs.
Long-Term Incentives. The Company awards 2/3 of its long-term incentives in the form of performance based units, requiring that the Company meet certain threshold levels of performance relative to total shareholder return and Core FFO in order for such awards to vest and pay out.

Extra Space Storage	5

The graph below shows the five-year cumulative total stockholder return of our common stock compared to the total stockholder return from all companies in the FTSE NAREIT Equity REITs index. The stockholder return shown below is not necessarily indicative of future performance.

6	Extra Space Storage

INFORMATION ABOUT THE
BOARD OF DIRECTORS AND ITS COMMITTEES
Nominees for Directors

KENNETH M. WOOLLEY AGE: 74 CHAIRMAN OF THE BOARD	JOSEPH D. MARGOLIS AGE: 60 CEO AND DIRECTOR
Experience:
Kenneth M. Woolley is the founder of our Company, served as our Executive Chairman and CEO from our formation through March 2009, and Chief Investment Officer from July 2012 to July 2013. Since July 2012, Mr. Woolley has served as Executive Chairman (July 2012 - May 2018) and Chairman (May 2018 - present) of the board of directors. Mr. Woolley resigned from his position as Chairman and CEO of the Company effective April 1, 2009, to serve a voluntary three-year mission for his church, during which time he remained a director. Mr. Woolley has been involved in the self-storage industry since 1977. He has been directly responsible for developing over 165 properties and acquiring over 625 self-storage properties throughout the United States. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998, he was an Associate Professor, and later an Adjunct Associate Professor of Business Administration at Brigham Young University, where he taught undergraduate and M.B.A. classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 17,000 apartment units through his Las Vegas entity, Nevada West Partners. He is also a partner in New York based Gaia Real Estate, which owns 18,000 apartment units and 600,000 square feet of office space. He has also founded several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley currently serves as chairman of American Homes 4 Rent, a publicly traded REIT. Mr. Woolley holds a B.A. in physics from Brigham Young University and an M.B.A. and Ph.D. in business administration from the Stanford Graduate School of Business. Mr. Woolley has been a member of our board of directors since August 2004.
Qualifications:
Mr. Woolley was selected to serve as Chairman based on his experience and knowledge of our Company and his extensive experience in the real estate and self-storage industry.

Experience:
Joseph D. Margolis has served as our Chief Executive Officer since January 1, 2017. Previously, he served as our Executive Vice President and Chief Investment Officer from July 2015 until December 31, 2016. From 2011 until July 2015, he also was Senior Managing Director and Partner at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Before forming Arsenal in 2004, Mr. Margolis held senior positions from 1992 to 2004 at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel. Before that, Mr. Margolis worked for The Prudential Insurance Company of America as in-house real estate counsel from 1988 through 1992, and as a real estate associate at the law firm of Nutter, McClennen & Fish from 1986 through 1988. Mr. Margolis currently serves as a director and a member of the compensation committee and investment committee for Invitation Homes, a publicly traded REIT. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law. Mr. Margolis served as a member of our board of directors from February 2005 until July 2015 and rejoined our board on May 18, 2017 after his appointment as Chief Executive Officer.
Qualifications:
Mr. Margolis was selected to serve as a member on our board based on his knowledge of our Company and his extensive finance and real estate experience.

2021 Proxy Statement	7

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

ROGER PORTER AGE: 74 LEAD INDEPENDENT DIRECTOR COMMITTEES: Compensation (Chairman) and Nominating and Governance	JOSEPH J. BONNER AGE: 65 DIRECTOR COMMITTEES: Compensation and Nominating and Governance
Experience:
Roger B. Porter is the IBM Professor of Business and Government at Harvard University. Mr. Porter has twice served as the director of Harvard's Center for Business and Government and chairs the Program for Senior Managers in Government. Mr. Porter served for more than a decade in senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses. Under President Reagan he served as Director of the White House Office of Policy Development. Under President George H.W. Bush, Mr. Porter served as the Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Packaging Corporation of America. He served as a director of Zions Bancorporation from 1993 to May 2019 and of Tenneco Inc from 1998 to 2020. Mr. Porter holds a B.A. from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B. Phil. from Oxford University. He received his M.A. and Ph.D. from Harvard University. He is a Trustee of the Gerald R. Ford Presidential Foundation and a member of the President’s Commission on White House Fellowships. He has served on the boards of domestic and multinational corporations dealing with manufacturing, financial services, health care, insurance, and real estate. He received presidential appointments from nine U.S. presidents. Mr. Porter has been a member of our board of directors since August 2004.
Qualifications:
Mr. Porter was selected to serve as our lead independent director, as a member of our board and as our Compensation Committee chairman based on his unique perspective on broad economic issues and trends, strategic management, insight into government regulations and policy and his leadership experience on several major public company boards.

Experience:
Joseph J. Bonner is the President & CEO of Solana Beach Capital LLC, where he is responsible for advising Owner/Operator/Developer clients on finding solutions for their real estate capital needs.  He was previously the Chief Investment Officer of the UAE based company Mubadala Pramerica Real Estate Investors from 2010 to 2014.  Mr. Bonner was responsible for executing the investment strategy of the company regionally as well as globally.  He was a member of the Regional Investment Committee and the Regional Allocation Committee.  From 1989 to 2010, Mr. Bonner held senior positions at Prudential Real Estate Investors in asset management and transactions where he was responsible for all real estate acquisitions in the Mid-Atlantic and Northeast Regions of the United States and the Eastern and Mid-Western Regions of Canada.  From 1981 to 1987, Mr. Bonner was a senior engineer at Exxon Chemical Company, responsible for providing project management service to Exxon’s worldwide affiliates.  Prior to joining Exxon, Mr. Bonner served as a Project Manager for IBM, where he was responsible for the design and construction of corporate office facilities.  Mr. Bonner served as a Director at USAA Real Estate Company through June 2018.  He is currently an Independent Director for three mutual funds managed by The Capital Group.  Mr. Bonner is recognized as an NACD Governance Fellow. Mr. Bonner holds a B.A. in architecture from The Cooper Union, an M.S. in civil engineering from MIT, and an M.B.A. from Harvard University. Mr. Bonner has been a member of our board of directors since May 2019.
Qualifications:
Mr. Bonner was selected to serve as a member on our board based on his extensive experience in real estate investing, global capital markets, acquisitions and finance.

8	Extra Space Storage

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

GARY L. CRITTENDEN AGE: 67 DIRECTOR COMMITTEES: Audit, Nominating and Governance (Chairman)	SPENCER KIRK AGE: 59 DIRECTOR
Experience:
Gary L. Crittenden has served as an Executive Director at HGGC, LLC, a private equity firm, since January 2017. Mr. Crittenden previously served as the Chairman and Managing Partner of HGGC, LLC from December 2013 to December 2016, as its Chief Executive Officer from April 2012 to December 2013, and as its Managing Partner from 2009 to April 2012. Mr. Crittenden previously served as chairman of Citi Holdings, and as Chief Financial Officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation, and Filene’s Basement. Mr. Crittenden is a director of Primerica, Inc., Zions Bancorporation and Pluralsight, Inc. Mr. Crittenden holds a B.S. in management from Brigham Young University, and an M.B.A. from Harvard Business School. Mr. Crittenden has been a member of our board of directors since February 2020.
Qualifications:
Mr. Crittenden was selected to serve as a member of our board and as our Nominating and Governance committee chairman based on his public company operating experience, financial and accounting expertise and his leadership experience within large enterprises.

Experience:
Spencer F. Kirk served as the Company’s CEO from April 1, 2009 until his retirement on December 31, 2016. In addition, he has served as a director of the Company since its initial public offering in 2004, serving as the Company’s Chairman from April 1, 2009 until July 1, 2012. Previously, Mr. Kirk served as the Company’s President from September 2007 to April 2009 and as an Executive Vice President of the Company’s predecessor from 1998 to 2004. As the owner of approximately 1.8 million shares, Mr. Kirk is the Company’s largest private individual stockholder. Before his involvement with the Company, Mr. Kirk co-founded Megahertz Corporation in 1985, which became the leading manufacturer of modems for laptop computers in the world. With Mr. Kirk serving as Chairman and CEO, Megahertz grew from a basement operation to the leading supplier of solution-oriented mobile data communications products. Megahertz went public in 1993 and in 1995 was acquired by US Robotics, which was later acquired by 3Com Corporation. Mr. Kirk holds a B.A. in finance and an M.B.A. from the University of Utah. Mr. Kirk has been a member of our board of directors since August 2004.
Qualifications:
Mr. Kirk was selected to serve as a member of our board based on his knowledge of our Company and the self-storage industry and his extensive experience in the management of public companies.

2021 Proxy Statement	9

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

DENNIS J. LETHAM AGE: 69 DIRECTOR COMMITTEES: Audit (Chairman) and Compensation	DIANE OLMSTEAD AGE: 68 DIRECTOR COMMITTEES: Audit and Compensation
Experience:
Dennis J. Letham served as Executive Vice President and Chief Financial Officer of Anixter International Inc. from 1995 until his retirement in June 2011, where he oversaw the company’s finance, accounting, tax, legal, human resources and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc. the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a 10-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelor’s degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham was a director of Interline Brands, Inc. through August 2015. He currently serves as the chair of the board of directors of Tenneco Inc. Mr. Letham has been a member of our board of directors since May 2016.
Qualifications:
Mr. Letham was selected to serve as a member of our board and as our Audit Committee chairman based on his extensive experience in finance and accounting and service as an executive officer and director of public companies.

Experience:
Diane Olmstead is President of Fillmore Capital Affordable Housing (FCAH), which is an affiliate of Fillmore Capital Partners. FCAH is in the business of Impact Investing focused on the sectors of affordable and work force housing as well as in health care. Prior to FCAH, Ms. Olmstead was Chief Investment Officer at Bridge Housing Corporation from 2016 to 2018. BRIDGE is a non-profit company engaged in the business of developing and managing affordable housing. Prior to Bridge Housing, Ms. Olmstead was Co-CEO of W3 Partners from 2009 to 2016 where she oversaw W3’s real estate acquisitions, financing activities, fundraising and client relations. Prior to W3 Partners, Ms. Olmstead was a principal at CIM Group from 2005 to 2009, where she headed acquisitions and development in Northern California and the Pacific Northwest and was a voting member of the investment committee. Prior to CIM Group, from 2000 to 2005, Ms. Olmstead was an Executive VP of iStar, a publically traded REIT, and responsible for all activities in iStar’s Western Region, including origination of structured finance transactions and acquisitions of triple net leases. From 1983 to 2000, Ms. Olmstead worked in positions of asset management, lending, acquisitions and equity raising with Arthur Andersen LLP, USF&G Corporation, Cigna Corporation and Aetna, Inc. Ms. Olmstead received an M.B.A. from Pepperdine University. She is a member of the Urban Land Institute and the Policy Advisory Board of the Fisher Center for Real Estate and Urban Development (UC Berkeley). Ms. Olmstead has been a member of our board of directors since December 2013.
Qualifications:
Ms. Olmstead was selected to serve as a member of our board based on her experience in real estate investing, acquisitions and corporate finance.

10	Extra Space Storage

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

JULIE VANDER PLOEG AGE: 51 DIRECTOR COMMITTEES: Audit and Nominating and Governance
Experience:
Julia Vander Ploeg is Senior Vice President and Global Head of Digital for Hyatt Hotels Corporation, a position she has held since 2018. Ms. Vander Ploeg oversees the corporate technology organizations for Hyatt Hotels, including digital marketing, e-commerce, technology, and cyber security. Ms. Vander Ploeg has experience developing digital product teams that incorporate security best practices as part of their work, in addition to overseeing cyber security operations globally. Ms. Vander Ploeg also served as Vice President of Digital and Business Transformation for Volvo Car Group from 2017 through 2018, and as U.S. Vice President of Digital for McDonald’s Corporation from 2014 through 2017. In addition, she has served in various senior management roles at Ticketmaster Entertainment, Tribune Company, The Mills Corporation, United Airlines and the Ford Motor Company. Ms. Vander Ploeg received an M.B.A from Northwestern University and a Bachelor of Arts degree in Marketing from Michigan State University. Ms. Vander Ploeg has been a member of our board since November 2020.
Qualifications:
Ms. Vander Ploeg was selected to serve as a member of our board based on her experience with digital marketing, e-commerce, technology, and cyber security.

2021 Proxy Statement	11

CORPORATE GOVERNANCE

Overview
The board of directors believes that the purpose of good corporate governance is to ensure that the board of directors is independent from management, adequately oversees management, and ensures that the interests of management and the board of directors align with the interests of our stockholders in order to maximize stockholder value in a manner consistent with all applicable legal requirements. Consequently, we have adopted corporate governance guidelines, which are available at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.

NAME	TITLE	2020 Director	2021 Nominee	Independent	Audit Committee	Compensation Committee	Nominating & Governance Committee
Kenneth M. Woolley	Chairman	X	X
Joseph D. Margolis	Director and CEO	X	X
Roger B. Porter (1)	Director	X	X	X		C	X
Joseph J. Bonner	Director	X	X	X		X	X
Gary L. Crittenden	Director	X	X	X	X		C
Ashley Dreier (2)	Director	X		X	X		X
Spencer F. Kirk	Director	X	X	X
Dennis J. Letham	Director	X	X	X	C	X
Diane Olmstead	Director	X	X	X	X	X
Julia Vander Ploeg (2)	Director	X	X	X	X		X
C    Committee Chair
(1)     Lead Independent Director
(2)    Ms. Dreier resigned from the board on November 11, 2020 and Ms. Vander Ploeg joined the board of directors on November 11, 2020.
Director Independence
We require that a majority of the board of directors, and all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, be independent in accordance with the New York Stock Exchange (“NYSE”) rules. In order to determine whether a director is independent, the board of directors affirmatively determines that there is no direct or indirect material relationship between the Company and the director. If all nine of the nominated directors in 2021 are elected, the board of directors has determined that more than 2/3 of the directors will be independent (seven of nine directors). The board reached this determination after considering all relevant facts and circumstances, responses to director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the director and applicable affiliates. The board also determined that all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent in accordance with NYSE and Securities and Exchange Commission ("SEC") rules.
Nomination of Directors
Nominees for director are selected by the Nominating and Governance Committee. The board of directors has developed criteria that are designed to describe the qualities and characteristics desirable for the board of directors as a whole. The Nominating and Governance Committee considers diversity of gender, race, age, experience, perspective and skills as important factors in choosing qualified candidates. The Nominating and Governance Committee's goal in the nominating process is to achieve an appropriate balance of knowledge and experience among the directors. In evaluating potential candidates to nominate to our board, the Nominating and Governance Committee seeks diverse candidates who will best serve the Company and whose expertise align with our long-term strategy to maximize stockholder value. The criteria and the effectiveness of our nomination policies are reviewed annually by the Nominating and Governance Committee and the board of directors. In general, they require that each director or nominee:
•    is committed to enhancing long-term stockholder value and possesses a high level of personal and professional ethics;
•    has sound business judgment and integrity;
•    has financial literacy or other business or professional experience relevant to understanding our business;
•    has experience with businesses and other organizations of comparable size;
•    has the ability to think and act independently; and
•    has demonstrated the capacity to work constructively with others.

12	Extra Space Storage

CORPORATE GOVERNANCE
The Nominating and Governance Committee will consider nominees recommended by stockholders. Stockholder recommendations of directors must be made in writing and include the candidate's written consent to be nominated and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Stockholder recommendations should be addressed to our Corporate Secretary at the following address:
Extra Space Storage Inc.
Attn: Corporate Secretary
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
Recommendations received from stockholders will be considered and processed subject to the same criteria as candidates nominated by the Nominating and Governance Committee, as discussed above.
Communications with the Board and its Committees
Any stockholder or other interested party may communicate with the board of directors, the independent board members, the Chairman, any of the committees of the board of directors, or one or more of its individual members, by directing correspondence to any such individual or group of individuals in care of the Corporate Secretary, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121 or by referring to the “Stockholder Communication Policy” at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.
Board Evaluations
The Nominating and Governance Committee evaluates our Directors in light of the current needs of the Board and the Company. In addition, during the course of the year, the Nominating and Governance Committee discusses Board succession and reviews potential director candidates. The Nominating and Governance Committee has in the past retained third parties to assist in identifying potential nominees. The Nominating and Governance Committee has retained a third-party search firm to assist in identifying and reviewing potential director candidates.
Our annual evaluation process involves assessments at the Board, Board committees, and director levels under the direction of the Nominating and Governance Committee Chair and the Lead Independent Director. In addition, the Nominating and Governance Committee takes into consideration its ongoing evaluation of potential new director candidates when recommending a slate of nominees for election to the Board at each annual meeting of shareholders.
Prohibition Against Classified Board
Our Corporate Governance Guidelines prohibit a classified board as well as staggered terms. We require each director to be elected annually, except for board actions to fill vacancies arising between stockholder elections.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code”) outlines the principles of conduct and ethics to be followed by our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code is to:
•    promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•    avoid conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
•    promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by the Company;
•    comply with applicable governmental laws, rules and regulations;
•    promote prompt internal reporting to an appropriate person or committee of violations of the Code;
•    promote accountability for adherence to the Code;
•    provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and
•    provide mechanisms to report unethical conduct and help foster our longstanding culture of honesty and accountability.
A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. A copy of the Code is available on our website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.

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CORPORATE GOVERNANCE
Proxy Access and Bylaw Amendments
Our bylaws permit proxy access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the board, or one "nominee", whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws. In addition, the board amended our bylaws to allow stockholders the right to amend the bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter.
Stockholder Engagement
We encourage open communication and strong working relationships among the members of our board. Our directors have access to, and regularly meet with, senior management and other employees. We actively seek input from our stockholders through our stockholder engagement programs. In addition, stockholders may also contact members of our board or management through our website or by regular mail. We host quarterly earnings conference calls to which all stockholders have access. During the past four years we have adopted a number of significant governance changes as a result of outreach to our stockholders for their views. During each of the last three years, we have met or been in contact with a majority of our stockholders. Based on that outreach, we believe the combination of actions we have taken present an overall governance structure responsive to their views.
Retirement Age or Term Limits
Rather than imposing arbitrary limits on service, the Nominating and Governance Committee regularly reviews each director’s continued role on the board and the need for periodic board refreshment. Five of our nine directors have joined the board in the last five years.
Pledging Limitations & Hedging Prohibitions
The Company has adopted a policy that limits pledging transactions by our directors and senior executives. Such pledges are only allowed with respect to shares held in excess of stock ownership requirements and only after obtaining the written permission of the Compensation Committee. The Compensation Committee believes that allowing pledges in excess of the stock ownership requirements is unlikely to result in adverse effects to stockholders. The Compensation Committee also recognizes that by allowing such pledging arrangements, directors and senior executives are able to pursue their respective business interests without the need to sell Company shares to raise additional capital.
The Company has adopted a policy that applies to our directors and senior executives that prohibits all hedging and similar monetization transactions.
Claw-backs to Recoup Compensation
We have a Compensation Recovery Policy (claw-back policy) that covers all executive officers. If any executive officers are involved in fraudulent, willful or negligent misconduct that results in the Company being required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement, then the Compensation Committee may require the executive officers to forfeit that portion of the unvested or unpaid incentive compensation (annual cash bonus and long-term equity incentive compensation) and/or recover that portion of the after-tax portion of any incentive compensation paid to such officers preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officers would have received had such compensation been calculated based on the financial results reported in the restated financial statements.
The Compensation Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid incentive compensation and how much incentive compensation to recoup from individual officers (which need not be the same amount or proportion for every officer), including any conclusion by the Compensation Committee that an officer engaged in wrongdoing. The amount and form of the compensation to be recouped will be determined by the Compensation Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Compensation Committee’s discretion, through cancellation of vested or unvested restricted stock awards and/or cash payment. The Compensation Committee intends to update the claw-back policy as necessary in the event that the SEC requires any such updates.
Social Responsibility
Our greatest asset is our people. We believe in training and retaining talented diverse employees and having management at all levels engage with our employees, our customers, our board and other stakeholders. At Extra Space, we believe that as we take care of our employees, they will take care of our customers and our facilities. We do so by focusing on employee engagement, inclusion, wellness and safety.

14	Extra Space Storage

CORPORATE GOVERNANCE
We believe that our efforts have paid off. In 2020, Glassdoor ranked us number 90 out of over one million companies as a best place to work. Over 80% of our employees gave us a favorable score on our most recent annual employee engagement survey.

We offer an education assistance program through Western Governors University that allows our employees a path to an undergraduate degree in Business or Information Technology through scholarships and other assistance. We currently have over 100 employees enrolled in this program. We expect these numbers to increase and look forward to helping our employees to a better tomorrow by allowing them to pursue higher education through an online university while continuing their employment with the Company.

In 2020, we adapted many of our training programs to allow for more remote training in light of COVID-19. Our average full-time store employee completed 8.2 hours of training in 2020, that we believe will allow them to further develop personal skills. In 2021, we are on track to increase our training by 50% for our store employees. In addition, we have significantly expanded our development programs for employees at our corporate office.

We believe that promoting the health and well-being of our employees through their own personal wellness plans leads to an increase in employee productivity, improves morale, creates a positive and healthy work environment and reduces healthcare costs. We offer competitive health benefits and encourage our employees to participate in employee health and wellness programs. Over 70% of our employees who are enrolled in our health plan participate in these programs. We offer individualized counseling to our employees to assist them with their journey towards better health. We also offer other health oriented benefits such as smoking cessation programs and a fitness program that allows for reimbursements to employees for expenses incurred relating to fit-friendly activities, sports or exercise equipment. During the pandemic, we closed our doors to in-person customers until we could install personal protective equipment for our employees. We understood that such a dramatic move would impact our revenues, but felt that as a company it was more important to ensure the safety of our employees. We moved quickly to put the necessary equipment in place, and reopened with a safer and more sanitized environment.

We have always valued diversity and inclusion as is summarized in our Diversity and Inclusion Commitment Statement which can be found at https://ir.extraspace.com/sustainability. During 2020, our diversity and inclusion efforts included implicit bias and allyship training for all employees, creation of subcommittees as a result of direct feedback from our employees focused on how to expand our efforts to include social involvement, employee resource groups and further education. Additional initiatives included video roundtables with our CEO on racism and with the Diversity and Inclusion Committee. We will continue to implement and pursue diversity and inclusion initiatives that allow us to attract and retain top talent, improve employee engagement, increase innovation and customer insight and enhance the quality of our decision making, all of which ultimately leads to increased stockholder value. We are proud of the fact that we were named as a Best Employer for Diversity for 2020 by Forbes Magazine.

We sponsored volunteer hours by our employees, benefiting both local and national nonprofit organizations. Included among these organizations are The Good Samaritan Program, The Ronald McDonald House, Utah Animal Adoption Center, Principal Pantry for Kids, Utah Food Bank and The American Red Cross. By allowing our employees to give back to the community in a format of their choice, we believe that we increase our employees' engagement while doing good within our community.

In November, we made available four hours of paid time off for our store employees to be able to take the time to vote in the general election.
Environmental Sustainability
Focusing on environmental sustainability is not only right, it is smart. Our goal is to be the provider of choice for energy efficient and sustainable self-storage facilities nationwide. Our board plays an active role in the oversight of the Company’s sustainability practices, recognizing that sustainability and energy efficiency are central to Extra Space’s business strategy. Our efforts in promoting sustainability and energy efficiency are backed by a record of action. Across our portfolio we focus on the following:
•Improving energy efficiency through lighting retrofits. At December 31, 2020, 95% of our REIT owned stores have been upgraded to LED or T-8 lighting systems, with LED fixtures used on all projects since 2017. These lighting retrofit initiatives result in an estimated savings of over 10 million kilowatt-hours annually.
•Installing solar panels. We installed solar at 111 of our stores in 2020, resulting in 50% of our REIT owned stores utilizing solar power systems. We have generated 149 gigawatt-hours through on-site solar panels since we initiated our solar initiative in 2010. In 2020, our clean energy production could power over 4,600 homes for an entire year according to U.S. Environmental Protection Agency Metrics.
•Decreasing heating and air-conditioning expenses by controlling temperatures and updating to more energy efficient systems.
•Reducing water consumption with efficient plumbing devices and irrigation systems.
•Reducing the non-recyclable waste disposed of at our facilities by 3.1% in 2020 (like-for-like pool).
•Diverting waste to recycling centers rather than landfills. Over 13% of total 2020 waste was diverted to a recycling center.
•Recycled 1,335 computers and 180 cellular phones

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CORPORATE GOVERNANCE

•Using recycled materials in the products we sell in our stores. Our boxes are certified by the Sustainable Forestry Initiative (SFI), demonstrating that they have been produced by responsible sources.
In 2020, we received NAREIT's Leader in the Light award, the first self-storage REIT recognized in the award's history. We also participated in the GRESB Real Estate Assessment, and increased our score over 2019 levels. We received the highest real estate assessment score of any North American company in the storage sector, and received an "A" public disclosure score compared to the Global Average score of "C." We have joined GRESB as a full member, and will continue to participate in the GRESB Real Estate Assessment annually. We will continue to participate in other industry related surveys focused on sustainability reporting. We will also pursue opportunities for green building certifications for our portfolio, initially focused on states where incentives are offered for such certifications. Today, we have LEED Gold Certification at 16 of our stores.
For additional information on our environmental initiatives, visit our sustainability web page at: http://ir.extraspace.com/sustainability.

16	Extra Space Storage

LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD

Leadership Structure
Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the Company and across various industries and disciplines, including manufacturing, real estate, technology, financial services, academia and government. Our Chairman and our CEO bring extensive company-specific experience and expertise to their roles.
Our board of directors has separated the positions of chairman of the board and CEO. Mr. Woolley serves as our Chairman, and Mr. Margolis serves as our CEO and director. Our board of directors has determined that this leadership structure is appropriate at this time as it allows the CEO to focus on our day-to-day business, while allowing the chairman of the board of directors to lead the board in its fundamental role of providing advice to and independent oversight of management.
The board has a governance structure that includes regular meetings of the independent directors in executive session and with our internal auditors, external auditors and other consultants. Our lead independent director helps to facilitate and strengthen the role of the independent directors. The specific responsibilities of the lead independent director are as follows:

Executive Sessions/ Committee Meetings
 - Presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors (generally held at every regular board meeting)
 - Attends meetings of the various board committees regularly

Meetings of Independent Directors	- Calls meetings of the independent directors and sets the agenda
Liaison with Chairman and CEO	- Serves as liaison between the independent directors, the Chairman and the CEO - Meets regularly between board meetings with the Chairman and CEO
Board Processes and Information	- Helps ensure the quality, quantity, appropriateness and timeliness of information provided to the board and meeting agendas - Ensures feedback is properly communicated to the board and Chairman
Retention of Outside Advisors and Consultants	- Retains outside advisors and consultants who report directly to the board
Communications with Stockholders	- Responds and communicates with stockholders on inquiries when appropriate, following consultation with the Chairman and CEO

Risk Oversight
The board is responsible for overseeing our Company-wide approach to the identification, assessment and management of major risks. Oversight for certain specific risks falls under the responsibilities of our Board committees.
•The Audit Committee focuses on financial and other risks, including legal, reputational and cybersecurity related risks. The Audit Committee receives a quarterly update on our policies with respect to risk assessment and risk management and plays an active role in ensuring that the risk management plan is effective in mitigating the major risks we face.
•The Compensation Committee focuses on risks related to our compensation program, including evaluating appropriate compensation incentives relating to the compensation of our executives and employees. The Compensation Committee reviews our compensation programs and policies from a legal and human resources perspective and regularly considers whether our compensation policies and practices encourage unnecessary or excessive risk taking. Based on the Compensation Committee's regular assessment, we believe that our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.
•The Nominating and Governance Committee focuses on risks associated with succession planning, corporate governance, board effectiveness and Environmental, Social and Governance matters.
The committees regularly advise the full board of their oversight activities. The risks identified in our risk management plan are discussed with the board to ensure that all known material risks are properly identified, assessed and managed. On an annual basis, we provide an update to the board on our key risks, risk assessment and risk management, including soliciting feedback from each director to ensure that we have properly identified, assessed and managed all known material risks. At most regularly scheduled board meetings, the board reviews key matters relating to the our finances, liquidity, operations and investment activity. In addition, the board receives quarterly presentations from senior information technology personnel to discuss recent trends in cyber risks and our strategy to defend its business systems and information against cyber attacks. Additionally, all directors have access to members of management if a director wishes to follow up on items discussed outside of the board or committee meeting.

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LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD

Attendance at Meetings of the Board and its Committees
The board of directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend all regularly scheduled and special meetings, unless unusual circumstances make attendance impractical. The board of directors may also take action from time to time by written or electronic consent. For the year ended December 31, 2020, our board and its committees maintained strong oversight over our management and business in holding a total of seven meetings on financial and operational results, corporate strategy, governance, compensation and other topics. Each director attended at least 75% of the meetings of the board of directors and of any committees on which he or she served during this period.
Committees of the Board of Directors
At the start of 2020, the board of directors had two standing committees: the Audit Committee and the Compensation, Nominating and Governance ("CNG") Committee. The Board of Directors voted to split the CNG Committee into two committees, the Compensation Committee and the Nominating and Governance Committee, effective as of July 1, 2020. The committees on which each director serves are listed above in “Information about the Board of Directors and its Committees—Nominees for Directors.”
AUDIT COMMITTEE
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the independent auditors for the Company, and sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditors. The Audit Committee also oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of the financial statements and reports and compliance with laws, regulations and corporate policies of the Company. Additionally, the Audit Committee oversees the independent auditor’s qualifications, performance and independence; monitors communications with the independent auditor; and monitors the performance of the internal audit function at the Company. A copy of the Audit Committee’s charter is available at the Company’s website www.extraspace.com under Company Info—Investor Relations—Corporate Governance. In accordance with the rules of the NYSE, the board of directors has determined that each of the current members of the Audit Committee is independent as defined by the Audit Committee’s charter and Section 303A of the NYSE Listing Standards.
As set forth in the Audit Committee’s charter, management of the Company is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing the principles, policies, internal controls and procedures surrounding the financial statements as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and annually auditing the effectiveness of our internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
Each of Ms. Olmstead and Messrs. Letham and Crittenden has been designated as an “audit committee financial expert” as defined in the SEC’s Regulation S-K, Item 407(d)(5).
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, as well as the Company’s compliance with corporate policies and legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. During fiscal year 2020, the Audit Committee met 10 times, and discussed with the CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer, internal auditors and independent registered public accounting firm (external auditors), the SEC filings that contained financial information, prior to their public release. The Audit Committee’s meetings include executive sessions with the Company’s external and internal auditors, in each case without the presence of the Company’s management.

In discharging its oversight responsibility, the Audit Committee received from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, internal auditors and external auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks. After careful consideration of the best interests of our stockholders, the Audit Committee has chosen Ernst & Young LLP as our independent public accountants for fiscal year 2021.

In carrying out its responsibilities, the Audit Committee, among other things:
•    monitors preparation of quarterly and annual financial reports by the Company’s management;

18	Extra Space Storage

LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD

•    supervises the relationship between the Company and its external auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the external auditors;
•    oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and
•    reviews, approves and/or ratifies related-party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

During fiscal year 2020, management advised the Audit Committee that each set of financial statements reviewed and discussed by management with the committee had been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the external auditors of matters required to be discussed pursuant to AS 1301(Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence).
In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and external disclosure control structure. As part of this process, the Audit Committee met privately with the Company’s Director of Internal Audit and continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee conducted a performance self-evaluation for review with the board of directors that included a comparison of the performance of the Audit Committee with the requirements of its charter.
Taking all of these reviews and discussions into account, the Audit Committee members listed below recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Submitted by the Audit Committee,

Dennis J. Letham, Chairman
Gary L. Crittenden
Diane Olmstead
Julia Vander Ploeg
COMPENSATION COMMITTEE
The Compensation Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company’s website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance. The Compensation Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the Compensation Committee’s primary responsibilities with respect to compensation are to:
•    examine periodically the philosophy and structure of the Company’s compensation programs;
•    oversee and act on behalf of the board of directors with respect to the benefit and compensation plans of the Company;
•    establish the Company’s total compensation philosophy, and ensure that the compensation programs of the Company reflect that philosophy;
•    evaluate the CEO's performance in light of clearly established goals and objectives and establish the compensation of the CEO;
•    review and approve the CEO’s compensation recommendations with respect to other executives;
•    monitor awards under the Company’s equity compensation plans; and
•    report to the board of directors in its meetings and executive sessions.
In performing its duties, the Compensation Committee has the authority to take such action as it deems appropriate to implement the purposes of the Compensation Committee. The Compensation Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management and employees and its compensation consultant.

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LEADERSHIP STRUCTURE, MEETINGS AND COMMITTEES OF THE BOARD
The Compensation Committee has retained Mercer as its independent compensation consultant to advise the Compensation Committee in connection with matters pertaining to director and executive compensation, including advising as to market levels and practices, plan design and implementation, comparable company data, consulting best practices and governance principles. Mercer also provides other services to the Company. Fees paid to Mercer during 2020 for director and executive compensation consulting services totaled $12,870. Fees paid to Mercer for healthcare administration services in 2020 totaled $17,000. The Compensation Committee has determined, and Mercer has affirmed, that Mercer’s work does not present any conflicts of interest and that Mercer is independent. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NYSE listing standards. During 2020, the Compensation Committee held two meetings, in addition to the three meetings held during the first half of 2020 when the Nominating and Governance Committee and the Compensation Committee were combined into the CNG Committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
All members of the Compensation Committee are independent under NYSE listing standards. During 2020, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the board of directors of the Company or on the Compensation Committee of the board of directors. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. No interlocking relationships existed during the year ended December 31, 2020, between any member of the Board or the Compensation Committee and an executive officer of the Company.
NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company’s website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance. The Nominating and Governance Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the Nominating and Governance Committee’s primary duties and responsibilities as follows:
•    identify potential board members and recommend to the Board a slate of nominees for election to the Board and recommend directors to serve on the committees of the Board;
•    develop and recommend to the Board corporate governance guidelines applicable to the Company, including a code of ethics and monitor Company's compliance with such guidelines;
•    engage in succession planning for the CEO;
•    oversee the board of directors’ annual evaluation of itself and its committees; and
•monitor and oversee management's efforts and activities on sustainability initiatives, including environmental, social and governance matters.
The Nominating and Governance Committee reviews communications from stockholders and responds directly or through the Chief Legal Officer. In performing its duties, the Compensation and Governance Committee has the authority to take such action as it deems appropriate to implement the purposes of the Nominating and Governance Committee. The Nominating and Governance Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management and employees and its compensation consultant.
During 2020, the Nominating and Governance Committee held two meetings, in addition to the three meetings held during the first half of 2020 when the Nominating and Governance Committee and the Compensation Committee were combined.
POLICY REGARDING BOARD ATTENDANCE AT STOCKHOLDERS MEETINGS
We encourage attendance at stockholders meetings by members of the board of directors and senior executives so that stockholders will have the opportunity to meet our directors and senior executives. All of our then-current board members attended the 2020 Annual Meeting of Stockholders.

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DIRECTOR COMPENSATION
All non-employee directors receive compensation for their service. The Board determines the form and amount of compensation for non-management directors after consideration of the recommendation of the Compensation Committee. The Board has approved the mix of cash and equity compensation described below.
Retainers are paid quarterly in cash and are prorated when a director joins the Board. Below are the annual retainers that non-employee directors were entitled to receive during 2020 for Board service:

Compensation	Amount
Chairman	$300,000
Directors	$65,000
Lead Independent Director, supplemental	$10,000
Audit Committee Chair, supplemental	$20,000
Compensation Committee Chair, supplemental (1)	$10,000
Nominating & Governance Committee, Chair, supplemental (1)	$10,000
Non-Chair Committee Member, supplemental	$7,500
(1)    The board of directors voted to split the CNG Committee into two committees effective July 1, 2021. These figures include the mid-year change in the committee structure.
In addition, all non-employee directors receive an award on the date of each annual meeting of shares of common stock equivalent in value to $120,000 (to the nearest share), with the number of shares determined by the closing price of our common stock on the date of the annual meeting. Commencing in 2020, these shares vest on the first anniversary of the date of grant, subject to a director’s continued service through the vesting date. We do not pay any meeting fees to our directors. The following table presents the compensation paid to our non-employee directors in 2020:

Name	Fees earned or paid in cash	Stock awards (1)	Total
Kenneth M. Woolley	$300,000	$120,000	$420,000
Roger B. Porter	97,500	120,000	217,500
Joseph J. Bonner	76,250	120,000	196,250
Gary Crittenden (2)	69,135	120,000	189,135
Ashley Dreier (3)	65,163	60,000	125,163
Spencer F. Kirk	65,000	120,000	185,000
Dennis Letham	92,500	120,000	212,500
Diane Olmstead	80,000	120,000	200,000
Julia Vander Ploeg (4)	11,087	60,000	71,087
Total	$856,635	$960,000	$1,816,635
(1)    Each non-employee director received 1,426 shares of common stock on May 22, 2020 which cliff vest after one year. Dollar amounts represent grant date fair value of such grants as determined in accordance with Accounting Standards Codification 718, "Stock Compensation" ("ASC 718") using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021. Adjustments are made to prorate any stock awards as directors join or leave the board of directors.
(2)    Mr. Crittenden joined the board of directors on February 12, 2020. The cash fees paid are a pro-rated amount for his service starting February 12, 2020.
(3)    Ms. Dreier resigned from the board of directors on November 11, 2020. The cash fees paid and stock awards granted were pro-rated for her service through November 11, 2020.
(4)    Ms. Vander Ploeg joined the board of directors on November 11, 2020. The cash fees paid and stock awards granted were a pro-rated amount for her service starting November 11, 2020.
During 2020, Mr. Margolis served as a director and was also our CEO. As an employee, he did not receive any additional compensation for his services as a director. In accordance with SEC rules, we have not included Mr. Margolis in the table above.
Stock Ownership Guidelines for Directors
We have stock ownership guidelines that require each of our non-employee directors, within five years after appointment to the board, to hold shares of our common stock, restricted stock or stock options (whether or not vested) with a value equal to the sum of five times the annual cash portion of the board retainer. These stock ownership guidelines align our directors’ interests with those of our stockholders by ensuring non-employee directors hold equity in the Company. Each non-employee director has met these guidelines as of December 31, 2020 or has additional time within which to come into compliance in accordance with the guidelines.

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EXECUTIVE OFFICERS
Information for Joseph D. Margolis is contained previously under the heading “Information about the Board of Directors and its Committees—Nominees for Directors.” Information with regard to our other named executive officers is presented below. All executive officers are elected as officers at the annual organizational meeting of the board of directors held following each annual meeting of stockholders.

SCOTT STUBBS AGE: 53 TITLE: Executive Vice President and Chief Financial Officer	Scott Stubbs has served as our Chief Financial Officer since December, 2011. He served as the Company’s Senior Vice President Finance and Accounting since our inception, and the Corporate Controller of our predecessor beginning in December 2000. Prior to joining our predecessor, Mr. Stubbs served as Chief Financial Officer of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Ellgren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University.

ZACH DICKENS AGE: 46 TITLE: Executive Vice President and Chief Investment Officer	Zach Dickens has served as our Chief Investment Officer since December 2020. Mr. Dickens has been with Extra Space Storage since 2002, and he has served in various roles in the real estate department, including most recently as Senior Vice President of Investments. Mr. Dickens has been instrumental in the Company's acquisitions, structuring transactions with joint venture partners and growing the company’s bridge lending program. Prior to joining Extra Space Storage, Mr. Dickens oversaw a technical support team at eBay. Mr. Dickens has a Master of International Management from Thunderbird School of Global Management, has an M.B.A from Arizona State University and a bachelors in Russian Language from the University of Utah.

MATTHEW HERRINGTON AGE: 40 TITLE: Executive Vice President and Chief Operating Officer	Matt Herrington has served as our Chief Operating Officer since June 2020. Mr. Herrington has been a member of the Company’s senior management team for over a decade, most recently serving as the Senior Vice President of Operations from 2015-2020, responsible for Company's operations in the western United States including approximately 900 locations. Mr. Herrington has been with the Company since 2007 in various roles including Divisional Vice President of Operations and Senior District Manager, Operations. Mr. Herrington holds a Master's of Science in Management from Baker University and a Bachelor's in Business Administration from the University of Nebraska - Kearney.

GWYN G. MCNEAL AGE: 52 TITLE: Executive Vice President and Chief Legal Officer	Gwyn G. McNeal has served as Chief Legal Officer since July 2013. Ms. McNeal has been with the Company since 2005. Prior to her current role she was the Vice President and Associate General Counsel of the Company, providing legal support to the Company’s operations team along with overseeing litigation, employment law matters and intellectual property. Ms. McNeal began her career practicing law with Latham & Watkins LLP, San Diego from 1992 to 2000. She then served as General Counsel for 3form, Inc. from 2000 to 2003. Prior to joining the Company, Ms. McNeal represented the Company as external counsel with Nelson Christensen & Helsten. Ms. McNeal holds a B.A. from Brigham Young University and a J.D. from the University of Southern California.

SAMRAT SONDHI AGE: 46 TITLE: Executive Vice President and Chief Marketing Officer	Samrat Sondhi has served as Chief Operations Officer since January 2014 and a member of the Company’s senior management team since 2008 and has been with the Company since 2003. He has served in various roles including Divisional Vice President, covering core markets across the United States, and Senior Vice President Revenue Management, playing a key role in the evolution of pricing strategy and execution for the self-storage industry. Prior to joining the Company, Mr. Sondhi served as the Vice President Revenue Management for Storage USA for two years. Prior to joining Storage USA, Mr. Sondhi worked as a consultant with Deloitte Consulting from 2001 to 2002. Mr. Sondhi holds an M.B.A. degree from Carnegie Mellon University and a B.S. in electronics from Pune University, India.

NOAH SPRINGER AGE: 42 TITLE: Executive Vice President and Chief Strategy and Partnership Officer	Noah Springer has served as our Chief Strategy and Partnership Officer since December of 2020. Mr. Springer has been with the company since 2006, and has served in various roles in acquisitions, third-party management and asset management, most recently as Senior Vice President of Third-party and Asset Management. Mr. Springer helped create Management Plus, Extra Space Storage’s third-party management platform, and continues to lead that business, as well as the Company's asset management, construction and joint venture platforms. Prior to joining Extra Space, Mr. Springer worked for a number of years in banking. He has a B.A. in Finance and an MBA from the University of Utah.

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Compensation Discussion and Analysis
GENERAL PHILOSOPHY
The Compensation Committee is made up of four independent directors, who determine our executive compensation policies in order to align management’s incentives with the long-term interests of stockholders and to be competitive with comparable employers. Accordingly, our compensation program reflects the following key features to ensure management's incentives are appropriately aligned with our shareholders:
•Pay for performance;
•A high percentage of executive total annual target compensation in the form of equity, including 67% of long-term incentive awards include performance-based stock units which are "at risk" and subject to three-year performance periods to assess long-term performance.
•A market-based approach for evaluating and reviewing executive pay;
•Caps on annual and long-term incentives;
•No employment agreements for executive officers;
•Claw-back policy on compensation;
•No excessive perquisites;
•No tax gross ups; and
•Robust stock ownership requirements for executives.
SETTING EXECUTIVE COMPENSATION
Based on our philosophy underlying executive compensation policies, we place significant emphasis on annual and long-term performance-based incentive compensation. In addition to base salaries for our executives, annual cash incentives and long-term equity based incentive awards are designed to reward our executives based on the achievement of predetermined company and individual goals. We also consider historical compensation levels as well as other industry conditions and the overall effectiveness of our compensation program.
In order to ensure the fulfillment of our compensation philosophy and to assist in establishing the Company’s aggregate level of compensation, the Compensation Committee engages a nationally recognized compensation consulting firm, Mercer, which reports directly to the Compensation Committee.
Working with Mercer for the purpose of evaluating and setting 2020 compensation for our NEOs, the Compensation Committee developed a list of 16 comparable REITs that are similar to the Company in total enterprise value, relative size, number of employees and inclusion of all direct competitors. The Compensation Committee also took into consideration such elements as joint venture properties and unconsolidated revenues. The companies used in the comparator group, which is unchanged since 2019, are:

• Apartment Investment and Management Company • AvalonBay Communities, Inc. • Boston Properties, Inc. • CubeSmart • Digital Realty Trust	• Equity Lifestyle Properties, Inc. • Equity Residential • Essex Property Trust, Inc. • Life Storage, Inc. • National Storage Affiliates Trust • Mid America Apartment Communities Inc.	• Public Storage • Regency Centers Corporation • Realty Income Corporation • UDR, Inc. • Vornado Realty Trust

The group includes our four direct competitors: Public Storage, Life Storage, Inc., CubeSmart and National Storage Affiliates Trust. The remaining companies represent publicly traded REITs with total enterprise values comparable to the Company and that generally recruit individuals to fill senior management positions who are similar in skills and background of those recruited by us.
The Compensation Committee uses the median (50th percentile) of our comparator group as the beginning reference point and as an indicator of competitive market trends. In addition, the Compensation Committee considers analysis prepared by Mercer that includes general real estate and industry data. The Compensation Committee does not rely on a strict formulaic framework, but instead believes in combining a quantitative and a qualitative assessment against pre-established goals in order to allow the committee the ability to

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EXECUTIVE COMPENSATION
strike the appropriate balance between short-term objectives and long term strategies while properly emphasizing objective results when assessing management's performance.
The Compensation Committee does not have a pre-established policy for the allocation of compensation between cash, non-cash compensation and long-term incentive compensation. None of the executive officers are present during Compensation Committee deliberations or decisions regarding such executive’s compensation.
The following describes each element of our executive compensation program, along with a discussion of the decisions made by the Compensation Committee with respect to that aspect of compensation for 2020.
ELEMENTS OF EXECUTIVE OFFICER COMPENSATION AND BENEFITS FOR 2020
In 2020, named executive officers’ total compensation was comprised of the following elements designed to complement each other:
•base salary;
•annual incentive bonus;
•long-term incentives through restricted stock and performance-based stock unit awards; and
•other benefits.
BASE SALARY
Base salary is a critical element of executive compensation as it provides executives with assured monthly cash compensation. In determining base salaries, the Compensation Committee based its evaluation on a variety of factors, including:
•the executive’s qualifications, experience and past performance;
•the nature and responsibility of the position; and
•the salaries paid to the position within the comparator peer group and other information about similarly-situated executives in the comparable company data.
No salary increases were given to any of the NEOs for 2020. In making the decision on base salaries, the Compensation Committee reviewed changes in job responsibility and title, historical salary levels, performance and contributions made to the Company, the impact on total compensation, competitive conditions and the relationship of compensation to that of other of the Company’s officers and determined the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among the Company’s officers.
ANNUAL INCENTIVE BONUS
We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals with 50% of these performance-based goals are tied to the financial operating performance of the Company and 50% are tied to the senior executive’s achievement of specific management goals, outlined below.
The financial performance goals set for 2020 were based on the Company’s achievement of a specific target (the “FFO Target”) related to the Company’s Core funds from operations ("FFO"). The FFO Target is defined and approved annually by the board of directors. The portion of bonus based on the FFO Target could incrementally increase or decrease based on meeting, exceeding, or failing to meet the FFO Target. The FFO Target is based on the Company’s Core FFO, with additional adjustments agreed to by the board of directors in order to consistently review the performance of management as it relates to Core FFO. Core FFO provides relevant and meaningful information about our performance and is the primary measure that we use to assess our operating performance. For 2020, Core FFO was defined as FFO excluding revenues and expenses not core to our operations and non-cash interest. For annual bonus determination purposes for 2020, Core FFO was also adjusted to remove the impact of depreciation above or below a budgeted amount based on the Company’s projections. FFO and Core FFO are non-GAAP measures and a reconciliation of those measures to GAAP net income attributable to common stockholders is attached to this proxy statement as Appendix A.
The FFO Target established for 2020 was $5.08 of Core FFO per share. For annual bonus determination purposes for 2020, Core FFO was $5.27 per share, resulting in the payment of 132% of the portion of the bonus related to the achievement of the FFO Target pursuant to the annual incentive plan. The annual incentive plan provides that the financial performance portion of executive officers’ bonuses may be reduced or increased based upon the percent of FFO Target earned, with a maximum bonus payout of 150% in the event that the FFO Target is greater than 105% and a minimum payout of 50% in the event that the FFO Target is less than 95% of the FFO Target. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, exclude or adjust significant non-budgeted or non-controllable amounts, gains, or losses from actual financial results in order to properly measure the Company’s performance. In addition, the Compensation Committee may adjust the Company’s overall FFO targets and gradations used to determine percentage of FFO target to appropriately implement the intent of the annual incentive plan. The Compensation Committee did not make any such additional exclusions or adjustments for 2020 bonus determination purposes.

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The senior executives corporate goals for 2020 included the following corporate goals along with each officer's individual goals. The corporate goals established for 2020 for our named executive officers are summarized as follows:

2020 Goals	2020 Achieved
•Core FFO of $5.08 or higher	•Core FFO of $5.27
•Same Store NOI growth of 0.5% or higher	•Same Store NOI growth of (0.7%)
•Do not exceed Corporate G&A budget	•Under budget
•Close $500 million of acquisitions (gross) and $200 million of bridge loans (gross)	•Invested $339.3 million (gross) in acquisitions, closed $220.4 million bridge loans closed (gross) and placed $453 million in other storage-related investments
•Expand third party management platform to 730 stores	•Expanded third party management platform to 724 stores

In addition to the corporate goals listed above, the executive officers each have additional qualitative goals relating to operational efficiencies, technology, sustainability, growth and other company improvements. Mr. Margolis presented to the Compensation Committee his assessment of the achievement of the corporate goals listed above and the specific qualitative goals of each of our executive officers. The compensation committee reviewed the 2020 goals and achievements and weighed these against the outstanding Core FFO achieved for the year against the backdrop of the challenges of the pandemic. Upon discussion and review, the Compensation Committee approved an achievement level in the range of 90-100% of that portion of the bonus related to the corporate goals outlined above and the individual qualitative goals for each of the Chief Financial Officer, Chief Marketing Officer, Chief Operations Officer and Chief Legal Officer. In addition, the Compensation Committee conducted its own evaluation of Mr. Margolis’s performance relative to the above corporate goals and his individual qualitative goals and the Compensation Committee determined to approve an achievement level of 98% for Mr. Margolis for the portion of the bonus related to such goals.

The annual bonuses paid to the named executive officers for 2020 are reflected in the “Summary Executive Compensation Table” below.
LONG-TERM INCENTIVES FOR 2020
The Long-Term Incentive Program allows for grants of restricted stock and performance-based stock units ("PSU(s)"). The goals of the Company’s equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Unless otherwise determined by the Compensation Committee, vesting ceases upon termination of employment and unvested grants of restricted stock and PSUs are canceled upon termination of employment. During the vesting period, restricted stock awards and PSUs may not be sold, transferred or pledged.
LONG-TERM INCENTIVES GRANTED IN 2020
For 2020, the NEOs of the Company received 33% of their long-term incentive awards in the form of restricted stock grants. Grants of restricted stock vest over a four-year period at the rate of 25% per year. The restricted stock grants may be voted and receive the payment of non-forfeitable dividends.
The remaining 67% of the long-term incentive awards to the NEOs come in the form of PSUs that vest after a three-year performance period. For the awards granted in 2020, the three-year performance period will end on December 31, 2022. These awards have two performance components, each weighted 50%, that are measured at the end of a three-year performance period. At the end of the performance period and to the extent performance goals are achieved, the PSUs will then be converted into common shares and paid out after the end of the performance period. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date.
The first performance component of the PSUs measures our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If the Company achieves a total stockholder return at the 50th percentile of its peer group, then the PSUs will be paid out at 100% of the target units related to the total stockholder return metric. The second performance component of the PSUs measures the Company’s annual growth in Core FFO, per share. The Compensation Committee has set a three-year Core FFO target which, if achieved, will result in a payout of 100% of the target units related to the FFO metric. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. Performance above and below targeted levels will be determined by linear interpolation. Subject to the accelerated vesting described below, the NEOs must generally remain employed through the last day of the performance period in order to be eligible to vest in the performance-based stock units.

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Grants of restricted shares and PSUs are discussed and reviewed at regularly scheduled meetings of the Compensation Committee. By taking such actions at regularly scheduled meetings, the Compensation Committee seeks to avoid any possible appearance that the grant timing was manipulated to affect the value of the awards. We do not have any program, plan or practice to coordinate any equity awards with the release by us of material non-public information or any other investor relations activities.
The Compensation Committee awarded both restricted stock grants and PSUs to all of the named executive officers in 2020, which awards are shown in the “Grants of Plan-Based Awards” table below. The values of the restricted stock grants and performance-based units were determined by the Compensation Committee based on the recommendation of the CEO taking into consideration the total executive compensation at the comparator group of companies.
The equity awards granted to the named executive officers are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables—Severance and Change in Control Arrangements with Named Executive Officers.”
FINAL RESULTS OF THE 2018 PERFORMANCE BASED UNITS
In February 2018, the Company issued PSUs to our NEOs, which allowed each NEO to earn from 0% to 200% of the target number of awards based on two performance components, each weighted at 50%, measured at the end of the three-year performance period that ended December 31, 2020. The first performance component of the 2018 PSUs was our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If we achieved a total stockholder return at the 50th percentile of our peer group, then the PSUs would pay out at 100% of the target units related to the total stockholder return metric. The second performance component of the 2018 performance based units measured the Company’s Core FFO per share. The Compensation Committee set a Core FFO target of $5.09 per share, which, if achieved for the year ended December 31, 2020, would have resulted in a payout of 100% of the target units related to the Core FFO metric.
In February 2021, the Compensation Committee determined our performance relative to the performance metrics for the 2018 PSUs and approved the vesting of such awards at 169% of target. The following tables show the performance metrics and ultimate 169% achievement for the 2018 PSUs at the completion of the three-year performance period from January 1, 2018 through December 31, 2020 and the resulting stock awards.

	2018 Performance Level
Performance Metric (1)	Weighting	Threshold (0%)	Target (100%)	Maximum (200%)	Performance Result	% of Achievement	Weighted % of Achievement
TSR Ranking Relative to MSCI US REIT Index for Performance Period	50%	Below 25th percentile	50th Percentile	At or above 75th percentile	86th percentile	200%	100%
Core FFO for 2020	50%	At or below $4.58	$5.09	At or above $5.60	$5.28	137%	69%
TOTAL % of TARGET ACHIEVED:							169%
(1)    Achievement between levels is determined by linear interpolation.

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The following table sets forth the number of 2018 PSUs that vested for each NEO resulting from the 169% achievement level as shown above.

	Target Number of Performance Based Stock Units	Resulting Number of Performance Based Stock Units (1)
Joseph D. Margolis	14,560	24,534
Scott Stubbs	5,124	8,634
Matthew Herrington (2)	—	—
Gwyn G. McNeal	2,890	4,870
James Overturf	3,082	5,194
Samrat Sondhi	3,082	5,194

(1)    In addition, each NEO received a cash payment equivalent to the dividends that would have been paid on such resulting number of 2018 performance-based units during the performance period on the settlement date of such awards in February 2021 as follows: Mr. Margolis, $258,077; Mr. Stubbs, $90,809; Mr. Herrington $0; Ms. McNeal, $51,211; Mr. Overturf, $54,630; and Mr. Sondhi, $54,630.
(2)    Mr. Herrington was promoted to Chief Operating Officer on June 1, 2020 and did not receive an award of 2018 PSUs.
OTHER COMPENSATION ELEMENTS
We provide benefits and perquisites to our named executive officers and other employees, such as medical and life insurance, 401(k) plan, and severance pursuant to the terms of the Company’s change in control plan.
•Medical Insurance. The Company makes available to each NEO and their spouses and children such health, dental and vision insurance coverage on the same basis as other employees. A portion of the insurance coverage is paid by the Company.
•Life Insurance. The Company provides each named executive officer such life insurance on the same basis as other employees.
•Retirement Benefits. Our executive officers are eligible to participate in our 401(k) defined contribution plan on the same basis as other eligible employees. The Company currently matches 100% of the first three percent of an employee’s cash compensation contributed by each employee, and 50% of the next two percent of an employee’s cash compensation contributed.
A description of the severance arrangements we maintain with our named executive officers can be found under “Severance and Change in Control Arrangements with Named Executive Officers.” below. We also limit the perquisites that we make available to our executive officers, particularly in light of the potential for abuse associated with such perquisites. Accordingly, our executives are entitled to few benefits that are not otherwise available to all of our employees.
POLICY REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s named executive officers. The Compensation Committee’s general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals. In addition, we believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.
STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE AND SENIOR OFFICERS
We have stock ownership guidelines which require each of our executive and senior officers, within five years after appointment as an officer, to hold shares of our common stock, restricted stock or stock options (whether or not vested). These stock ownership guidelines align our officers’ interests with those of our stockholders, ensuring executive and senior officers hold a significant amount of equity in the Company. Each executive and senior officer has met the following guidelines as of December 31, 2020, or has additional time within which to come into compliance in accordance with the guidelines.

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Position	Base Salary Multiple	Time to Attain
CEO	5x	5 years
Executive Vice President	3x	5 years
Senior Vice President	1x	5 years

 IMPACT OF ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
At the Company’s 2020 Annual Meeting of Stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. Of the 129,493,308 total shares outstanding, 93% voted on this matter, excluding abstentions and broker non-votes. The result of these votes indicated 95% approval of the compensation paid to our named executive officers. The Compensation Committee believes that the results of this vote affirm stockholder support of the Company’s approach to executive compensation, and the Compensation Committee did not change its general approach to executive compensation after receiving these voting results. The Compensation Committee will continue to consider the outcome of advisory stockholder votes regarding executive compensation when making future compensation decisions for our named executive officers.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Submitted by the Compensation Committee

Roger B. Porter, Chairman
Joseph J. Bonner
Dennis J. Letham
Diane Olmstead

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Executive Compensation Tables
SUMMARY EXECUTIVE COMPENSATION TABLE

Name and principal position	Year	Salary	Non-equity incentive plan compensation (1)	Stock awards (2)	Option awards (2)	All other compensation (4)	Total
Joseph D. Margolis	2020	$850,000	$1,319,625	$4,216,825	$—	$395,762	$6,782,212
Chief Executive Officer	2019	850,000	1,057,188	3,965,507	—	412,280	6,284,975
	2018	750,000	895,313	2,581,747	—	203,266	4,430,326

Scott Stubbs	2020	$475,000	$527,250	$1,178,223	$—	$150,903	$2,331,376
Chief Financial Officer	2019	475,000	482,125	1,108,076	—	142,997	2,208,198
	2018	475,000	453,625	908,461	—	72,390	1,909,476

Matthew Herrington	2020	$299,700	$227,255	$198,084	$—	$170,878	$895,917
Chief Operations Officer (3)

Gwyn G. McNeal	2020	$400,000	$417,600	$771,806	$—	$96,773	$1,686,179
Chief Legal Officer	2019	400,000	360,000	725,638	—	83,366	1,569,004
	2018	375,000	330,750	512,306	—	48,311	1,266,367

James Overturf	2020	$236,539	$216,173	$2,169,681	$—	$86,195	$2,708,588
Former Chief Marketing Officer (3)	2019	410,000	367,155	850,041	—	73,085	1,700,281
	2018	400,000	352,800	546,531	—	32,402	1,331,733

Samrat Sondhi	2020	$410,000	$447,925	$903,967	$—	$102,239	$1,864,131
Chief Marketing Officer (3)	2019	410,000	359,775	850,041	—	86,483	1,706,299
	2018	400,000	352,800	546,531	—	48,187	1,347,518

(1)    Represents amounts earned related to the Company’s annual incentive bonus program.
(2)    Dollar amounts represent the grant date fair value of the stock and performance-based stock units ("PSU(s)") granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.
The grant date fair value of the restricted stock awards granted in 2020 to the named executive officers was as follows: Mr. Margolis, $1,273,689; Mr. Stubbs, $355,884; Mr. Herrington, $198,084; Ms. McNeal, $233,068; Mr. Overturf, $273,110; and Mr. Sondhi, $273,110.
With respect to the PSUs granted during 2020, the performance objectives applicable to those awards relate to two performance components, each weighted 50%, that are measured at the end of a three-year performance period ending December 31, 2022. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date of the PSUs.
The grant date fair value of the portion of these performance-based units that are tied to our total stockholder return (which is a market-based condition) was calculated, in accordance with ASC 718, using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, these PSUs were valued at $146.60 per share, which value was applied to the target units eligible to be earned with respect to this objective for the 2020 grants. The grant date fair value under ASC 718 of the portion of these PSUs granted as reflected in this column, was as follows: Mr. Margolis, $1,667,428; Mr. Stubbs, $465,895; Ms. McNeal, $305,221; Mr. Overturf, $357,411; and Mr. Sondhi, $357,411.
The grant date fair value of the portion of these performance-based stock units that are tied to Core FFO objectives was calculated, in accordance with ASC 718, based on the closing stock price on the grant date and the probable outcome of the Core FFO performance objectives as of the grant date (which was determined to be at “target” levels). As a result, the grant date fair value of these performance-based units was $112.16 per share, which value was applied to the “target” number of units eligible to be earned with respect to this objective for the 2020 grants. The grant date fair value under ASC 718 of the portion of the PSUs granted in 2020 that are tied to Core FFO performance, as reflected in this column, was as follows: Mr. Margolis, $1,275,708; Mr. Stubbs, $356,444; Ms. McNeal, $233,517; Mr. Overturf, $273,446; and Mr. Sondhi, $273,446 . The grant date fair value under ASC 718 of these PSUs assuming the highest level of performance achievement, is as follows: Mr. Margolis, $2,551,416; Mr. Stubbs, $712,888; Ms. McNeal, $467,034; Mr. Overturf, $546,892; and Mr. Sondhi, $546,892.
Mr. Overturf retired effective June 30, 2020 (See note 3 below). His stock awards were modified at the time of his retirement to allow for continued vesting of his stock awards subsequent to his retirement date. The Company recognized an additional $1,265,686 of expense related to this modification, which is included above.

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(3)    On March 13, 2020, the Company announced the retirement of Mr. Overturf effective June 30, 2020. The Company also announced that Mr. Sondhi was promoted to Chief Marketing Officer, effective June 1, 2020, with no salary change. Mr. Matthew Herrington, current Senior Vice President Operations was promoted to Chief Operations Officer effective June 1, 2020.
(4)    All other compensation includes:

Name	Year	Other benefits (a)	Relocation Costs (b)	Dividends on restricted stock and dividend equivalent payouts on vested PSUs (c)	Total other compensation
Joseph D. Margolis	2020	$21,668	$—	$374,094	$395,762
Scott Stubbs	2020	25,268	—	125,635	150,903
Matthew Herrington	2020	24,591	129,376	16,911	170,878
Gwyn G. McNeal	2020	24,307	—	72,466	96,773
James Overturf	2020	7,362	—	78,833	86,195
Samrat Sondhi	2020	23,618	—	78,621	102,239

a)    Includes defined contribution plans, group life insurance premiums and other medical insurance which are generally available to all salaried employees and do not discriminate in scope, terms, or operation in favor of executive officers.
b)    Represents relocation costs paid to Mr. Herrington, including tax gross ups in the amount of $37,907 to cover applicable taxes.
c)    Includes dividends on restricted stock paid in 2020 and dividend equivalent payouts paid in cash on 2018 PSUs that vested based on performance for the performance period ended December 31, 2020, which cash dividend equivalent payouts occurred in February 2021, as follows : Mr. Margolis, $116,017 and $258,077, respectively; Mr. Stubbs, $34,826 and $90,809, respectively; Mr. Herrington, $16,911 and $0, respectively; Ms. McNeal, $21,254 and $51,211, respectively; Mr. Overturf, $24,203 and $54,630, respectively; and Mr. Sondhi, $23,990 and $54,630, respectively.

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EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (3)	Grant date fair value of stock awards (4)
Name	Grant date	Threshold	Target (1)	Maximum (1)	Threshold	Target (2)	Maximum (2)
Joseph D. Margolis
Annual Incentive	—	$—	$1,147,500	$1,434,375				—	$—
Stock awards	2/12/2020							11,356	1,273,689
PSU awards	2/12/2020				—	22,748	45,496	—	2,943,136
Scott Stubbs
Annual Incentive	—	$—	$475,000	$593,750				—	$—
Stock awards	2/12/2020							3,173	355,884
PSU awards	2/12/2020				—	6,356	12,712	—	822,339
Matthew Herrington
Annual Incentive	—	$—	$197,979	$247,475				—	$—
Stock awards	2/12/2020							2,074	198,084
PSU awards (5)	2/12/2020				—	—	—	—	—
Gwyn G. McNeal
Annual Incentive	—	$—	$360,000	$450,000				—	$—
Stock awards	2/12/2020							2,078	233,068
PSU awards	2/12/2020				—	4,164	8,328	—	538,738
James Overturf
Annual Incentive	—	$—	$194,750	$243,438				—	$—
Stock awards	2/12/2020							2,435	273,110
PSU awards	2/12/2020				—	4,876	9,752	—	630,857
Samrat Sondhi
Annual Incentive	—	$—	$389,500	$486,875				—	$—
Stock awards	2/12/2020							2,435	273,110
PSU awards	2/12/2020				—	4,876	9,752	—	630,857
(1)    Amounts relate to the annual incentive bonus as described in the “Annual Incentive Bonus” section above.
(2)    Represents PSUs granted during 2020 related to the 2020 total compensation package for the named executive officers found in the "Summary Executive Compensation Table" above. For a description of the vesting terms applicable to such awards, please see "Executive Compensation - Compensation Discussion and Analysis - Long Term Incentives for 2020" above. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(3)    Grants of restricted stock awards under the 2015 Incentive Award Plan related to the 2020 total compensation package for the named executive officers. The shares have dividend and voting rights and vest ratably over four years following the grant date. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(4)    Dollar amounts represent the grant date fair value of the stock awards granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.
See footnote (2) to the “Summary Executive Compensation Table” above for more details regarding the grant date fair values of the 2020 equity awards.
(5)    Mr. Herrington was promoted to Chief Operating Officer on June 1, 2020 and did not receive a 2020 PSU award.

2021 Proxy Statement	31

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of unearned shares, units or other rights that have not vested (1)	Market value of unearned shares, units or other rights that have not vested (2)	Equity incentive plan awards; Number of unearned shares, units or other rights that have not vested (3)	Equity incentive plan awards; Market or payout value of unearned shares, units or other rights that have not vested (2)
Joseph D. Margolis	50,000	—	$73.52	8/1/2025	32,227	$3,733,820	48,836	$5,658,139
	6,000	—	85.99	2/22/2026

Scott Stubbs	—	—	—	—	9,674	1,120,830	13,646	1,581,026

Matt Herrington	—	—	—	—	4,133	478,849	—	—

Gwyn G. McNeal	—	—	—	—	5,904	684,037	8,938	1,035,557

James Overturf	722	—	85.99	2/22/2026	6,723	778,927	10,468	1,212,822

Samrat Sondhi	2,700	—	47.50	2/19/2024	6,664	772,091	10,468	1,212,822
	2,900	—	65.45	2/18/2025
	2,625	—	85.99	2/22/2026

(1)    Represents restricted stock awards granted to the named executive officers. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
Mr. Margolis' 32,227 shares vest as follows: 3,824 shares that vest on February 15, 2021; 7,279 shares vest ratably over the remaining two years on February 14, 2021 and 2022; 9,768 shares vest ratably over the remaining three years on March 5, 2021, 2022 and 2023; and 11,356 shares vest ratably over the remaining four years on the anniversary of the date of grant of February 12, 2020.
Mr. Stubbs' 9,674 shares vest as follows: 1,211 shares vest on February 15, 2021; 2,561 shares vest ratably over the remaining two years on February 14, 2021 and 2022; 2,729 shares vest ratably over the remaining three years on March 5, 2021, 2022 and 2023; and 3,173 shares vest ratably over four years on the anniversary date of grant of February 12, 2020.
Mr. Herrington's 4,133 shares vest as follows 395 shares vest on April 1, 2021, 701 shares vest ratably over the remaining two years on April 1, 2021 and 2022, 963 shares vest ratably over the remaining three years on April 1, 2021, 2022, and 2023, 1,425 shares vest ratably over four years on the anniversary date of grant of April 1, 2020, and 649 shares vest ratably over four years on the anniversary date of grant of June 1, 2020.
Ms. McNeal's 5,904 shares vest as follows: 595 shares vest February 15, 2021; 1,444 shares vest ratably over the remaining two years on February 14, 2021 and 2022; 1,787 shares vest ratably over the remaining three years on March 5, 2021, 2022 and 2023; and 2,078 shares vest ratably over four years on the anniversary date of grant of February 12, 2020.
Mr. Overturf's 6,723 shares vest as follows: 654 shares vest on February 15, 2021; 1,540 shares vest ratably over the remaining two years on February 14, 2021 and 2022; 2,094 shares that vest ratably over the remaining three years on March 5, 2021, 2022 and 2023; and 2,435 shares that vest ratably over four years on the anniversary of the date of grant of February 12, 2020.
Mr. Sondhi's 6,664 shares vest as follows: 595 shares vest on February 15, 2021; 1,540 shares vest ratably over the remaining two years on February 14, 2021 and 2022; 2,094 shares vest ratably over the remaining three years on March 5, 2021, 2022 and 2023; and 2,435 shares vest ratably over four years on the anniversary date of grant of February 12, 2020.

(2)    Market value at year-end is based on the closing trading price of our stock on December 31, 2020, which was $115.86.
(3)    Represents the PSUs granted to the NEOs on February 12, 2020 and March 5, 2019 that vest after a three-year performance period ending December 31, 2022 and December 31, 2021 respectively, as follows: Mr. Margolis, 22,748 units granted in 2020 and 26,088 units granted in 2019; Mr. Stubbs, 6,356 units granted in 2020 and 7,290 units granted in 2019; Ms. McNeal, 4,164 units granted in 2020 and 4,774 units granted in 2019; Mr Overturf, 4,876 units granted in 2020 and 5,592 units granted in 2019; and Mr. Sondhi, 4,876 units granted in 2020 and 5,592 units granted in 2019. Mr. Herrington was promoted June 1, 2020 and was not granted any PSUs in 2020 or 2019. The maximum payout of the PSUs would be double the units awarded at grant date. The PSUs are included in the table above at target levels. The NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to the performance metrics applicable to these awards. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date of the PSUs.
For a description of the vesting terms applicable to such awards, please see “Executive Compensation — Compensation Discussion and Analysis -- Long-Term Incentives for 2020” above. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”

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EXECUTIVE COMPENSATION
OPTIONS EXERCISED, STOCK VESTED AND 2018 PSUs

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting (1)	Value realized on vesting
Joseph D. Margolis	—	$—	37,231	$4,312,581
Scott Stubbs	26,690	1,382,499	13,797	1,592,381
Matthew Herrington	—	—	2,332	234,448
Gwyn G. McNeal	5,525	162,313	7,648	883,088
James L. Overturf	—	—	8,269	954,302
Samrat Sondhi	—	—	8,123	937,991
(1)    Includes the 2018 performance-based stock units granted on February 14, 2018 that were settled in February 2021 based on performance during the three-year performance period that ended December 31, 2020, and corresponding dividend equivalent payouts paid in cash on such 2018-2020 PSUs, which cash dividend equivalent payouts occurred in February 2021, as follows: Mr. Margolis, 24,534 shares and $258,077, respectively; Mr. Stubbs, 8,634 shares and $90,809, respectively; Mr. Herrington, 0 shares and $0, respectively; Ms. McNeal, 4,870 shares and $51,211, respectively; Mr. Overturf, 5,194 shares and $54,630, respectively; and Mr. Sondhi, 5,194 shares and $54,630, respectively.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
The named executive officers do not have employment agreements with the Company; however, they would receive severance payments upon termination of employment by reason of termination without cause or resignation for good reason within 12 months following a change in control of the Company as defined in the Company’s Executive Change in Control Plan as follows:
•    two years of annual base salary plus two times the greater of the prior year’s bonus or average of the three previous annual bonuses, payable in a lump sum;
•    annual salary and other benefits earned and accrued prior to the termination of employment;
•    lump sum payment equal to the cost of continuing health benefits for two years;
•    outplacement services for six months; and
•    full vesting of equity incentive compensation and any non-qualified pension or deferred compensation benefits.
In addition, the PSUs will vest on an accelerated basis under certain circumstances. Specifically, in the event of a change in control of the Company prior to the end of the three-year performance period, such number of PSUs will vest on the date of the change in control as is equal to the greater of (1) the target number of units or (2) such number of units as would vest based on actual performance relative to the performance goals for the portion of the performance period ending on the date of the change in control, provided, that in determining performance relative to the Core FFO performance objective for the performance period, the Company’s Core FFO for the shortened performance period will be measured against prorated Core FFO objectives. In the event of a named executive officer’s termination due to death or disability prior to the end of the three-year performance period, a prorated portion of the target number of units will vest on the date of termination based on the portion of the three-year performance period that has elapsed prior to the date of termination.

2021 Proxy Statement	33

EXECUTIVE COMPENSATION
The table below presents the amounts that would have been received by or paid on behalf of our named executive officers for the following events as of December 31, 2020:

Name and Type of Payment or Benefit	Change in Control	Involuntary Termination Following a Change in Control	Death or Disability (4)
Joseph D. Margolis
Cash Payment	$—	$4,339,250	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	3,733,820	3,733,820
Value of Acceleration of Performance-Based Equity Awards (2)	5,658,139	5,658,139	4,580,486
Benefits (3)	—	98,781	—
Scott Stubbs
Cash Payment	—	2,004,500	—
Value of Acceleration of Time-Based Equity Awards (1)	—	1,120,830	1,120,830
Value of Acceleration of Performance-Based Equity Awards (2)	1,581,026	1,581,026	1,402,215
Benefits (3)	—	93,728	—
Matt Herrington
Cash Payment	—	1,104,510	—
Value of Acceleration of Time-Based Equity Awards (1)	—	478,849	478,849
Value of Acceleration of Performance-Based Equity Awards (2)	—	—	—
Benefits (3)	—	71,375	—
Gwyn G. McNeal
Cash Payment	—	1,635,200	—
Value of Acceleration of Time-Based Equity Awards (1)	—	684,037	684,037
Value of Acceleration of Performance-Based Equity Awards (2)	1,035,557	1,035,557	864,393
Benefits (3)	—	80,651	—
James Overturf (5)
Cash Payment	—	—	—
Value of Acceleration of Time-Based Equity Awards (1)	—	778,927	778,927
Value of Acceleration of Performance-Based Equity Awards (2)	1,212,822	1,212,822	—
Benefits (3)	—	—	—
Samrat Sondhi
Cash Payment	—	1,715,850	—
Value of Acceleration of Time-Based Equity Awards (1)	—	772,091	772,091
Value of Acceleration of Performance-Based Equity Awards (2)	1,212,822	1,212,822	977,318
Benefits (3)	—	82,997	—
(1)    Represents the value of the acceleration of the unvested options and restricted stock awards using the closing stock price of $115.86 on December 31, 2020.
(2)    Represents the value of the acceleration of the unvested PSUs assuming payout at target using the closing stock price of $115.86 on December 31, 2020 which number was prorated for purposes of the column related to a termination by reason of death or disability to give effect to the portion of the three year performance period that had elapsed prior to the assumed date of termination (one-third in the case of the PSUs granted in 2020 and two-thirds in the case of the PSUs granted in 2019. These values do not include the 2018 PSUs due to the fact that the measurement date for those awards occurred on December 31, 2020 and only continued employment through December 31, 2020 is required in order for an NEO to be eligible to vest in such awards).
(3)    Represents the amount of accrued vacation at December 31, 2020 and the value of health benefits to be paid on behalf of the executive for the two years after termination, however, does not include the amount of any tax gross-up on such amounts as described in the plan. Excludes the value of outplacement benefits, which cannot be quantified at this time.
(4)    Options and shares of restricted stock fully vest upon death. Vesting due to disability is determined on a case by case basis by the Compensation Committee.
(5)    Mr. Overturf retired in June 2020. His stock-based award agreements were modified to allow his stock awards to continue to vest as originally scheduled. The acceleration of these awards are included in the table above, but no amounts for cash payments or benefits are included as he would not have been entitled to any such benefits.

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EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain equity compensation plan information as of December 31, 2020:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	71,594	(1)	$74.54	(1)	1,239,557	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	71,594		$74.54		1,239,557
(1)    Represents shares issuable pursuant to and weighted-average exercise price of outstanding options under our 2015 Incentive Award Plan and 2004 Long-Term Incentive Compensation Plan (“2004 Plan”).
(2)    Represents shares issuable pursuant to future awards under our 2015 Incentive Award Plan. Shares available may increase by previously issued options or awards under the 2004 Plan that are cancelled and/or forfeited.

CEO PAY RATIO
We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-managerial employees. The Compensation Committee reviewed a comparison of CEO pay (base salary and incentive pay) to the pay of all our employees in 2020. Our CEO to median employee pay ratio set forth below is a reasonable estimate calculated as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and in accordance with Item 402(u) of Regulation S-K.

We identified the median employee by examining the 2020 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2020, the last day of our payroll year. In determining our median employee, we included all employees, whether employed on a full-time, part-time, or seasonal basis.

We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2020. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately 8% of our employees receive annual equity awards.

For 2020:
•the median of the annual total compensation of all employees of our Company (other than our CEO) was $43,595; and
•the annual total compensation of our CEO, as reported in the Summary Executive Compensation Table included elsewhere in this proxy statement, was $6,782,212
Based on this information, for 2020, our CEO to median employee pay ratio was 156 to 1.

2021 Proxy Statement	35

SECURITY OWNERSHIP OF
DIRECTORS AND OFFICERS
The following table presents the beneficial ownership of our common stock, as of the close of business on March 29, 2021 of:
•    each of our directors and nominees for director;
•    each named executive officer noted above; and
•    our directors and named executive officers as a group.
The address for each named person is c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121. We are not aware of any pledge of our common stock that could result in a change in control of our Company.

Name	Options (1)	RSA (2)	Number of Shares Beneficially Owned (3)	Percent of Class (4)
Directors
Kenneth M. Woolley (5)		1,426	409,164	*
Joseph D. Margolis (6)		29,548	154,692	*
Roger B. Porter (7)		1,426	228,982	*
Joseph J. Bonner		1,426	2,556	*
Gary Crittenden		1,426	1,426	*
Spencer F. Kirk (8)		1,426	1,794,976	1.34%
Dennis Letham		1,426	8,243	*
Diane Olmstead		1,426	7,652	*
Julia Vander Ploeg		509	509	*

Non-Director Named Executive Officers
Scott Stubbs		8,518	148,626	*
Matthew Herrington		4,965	6,119	*
Gwyn G. McNeal		5,462	28,550	*
James L. Overturf		3,992	55,447	*
Samrat Sondhi	8,225	6,324	87,785	*
All directors and executive officers as a group (14 persons)			2,934,727	2.20%
Less than 1.0%
*    Less than 1.0%
(1)    Consists of options to acquire shares of common stock that can be exercised within 60 days of March 29, 2021.
(2)    Consists of restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant for executives and a one-year period beginning on the date of grant for members of the board of directors.
(3)    Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 29, 2021. This includes any unvested restricted stock awards as reported under column header "RSA" and any stock options as reported under column header "Options" in the table above.
(4)    For each person included in the table, percent of class is calculated by dividing the number of shares of our common stock beneficially owned by that person by the sum of (a) 133,687,662 shares of our common stock outstanding as of March 29, 2021 plus (b) the number of options to acquire common stock beneficially owned by such person that can be exercised within 60 days of March 29, 2021.
(5)    Amounts also include 350,000 shares that were pledged as collateral on one loan. As of March 29, 2021, approximately $20 million was outstanding on the loan.
(6)    Includes 2,200 shares of common stock which are held by the Joseph Daniel Margolis Revocable Trust and 100,000 shares held by Cove Hollow Lane I, LLC, which is beneficially owned by The Margolis Family Delaware Trust I. Mr. Margolis may be deemed to have or share beneficial ownership of shares held by such entities.
(7)    Includes 100,000 shares of common stock which are held by Roger Blaine Porter 2012 Trust, an entity in which Mr. Porter has shared voting and investment power and beneficial ownership.
(8)    Includes 1,434,366 shares of common stock which are held by Krispen Family Holdings, L.C., an entity in which Mr. Kirk has shared voting and investment power. Mr. Kirk has no pecuniary interest in 50.5% of such shares and disclaims beneficial ownership. Includes 161,215 shares of common stock which are held by The Kirk 101 Trust. Mr. Kirk has no pecuniary interest in any of these shares and disclaims beneficial ownership. Includes 17,500 shares of common stock held by the Spenco Irrevocable Trust. Mr. Kirk may be deemed to have or share beneficial ownership of shares held by such entity.

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MATTERS THAT MAY BE BROUGHT
BEFORE THE ANNUAL MEETING

Item 1. Election of Directors
NOMINEES
In accordance with the provisions of our charter and bylaws, each member of the board of directors is elected at the annual meeting. Each member of the board of directors elected will serve for a term expiring at the annual meeting of stockholders in 2022, and until his or her successor has been duly elected and qualifies, or until his or her resignation or removal. Kenneth M. Woolley, Joseph D. Margolis, Roger B. Porter, Joseph J. Bonner, Gary L. Crittenden, Spencer F. Kirk, Dennis J. Letham, Diane Olmstead and Julia Vander Ploeg are the nominees for election to the board of directors.
We have not received notice of any additional candidates to be nominated for election as directors at the 2021 Annual Meeting of Stockholders and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and the provisions of our bylaws providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, he or she must submit his or her resignation to the board of directors. Our Nominating and Governance Committee will consider such tendered resignation and recommend to the board whether to accept it. The board of directors will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal.
Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board of directors may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute.
Biographical information about each of the nominees is found at the beginning of this proxy statement. See “Information about the Board of Directors and its Committees—Nominees for Directors.”

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Kenneth M. Woolley, Joseph D. Margolis, Roger B. Porter, Joseph J. Bonner, Gary L. Crittenden, Spencer F. Kirk, Dennis J. Letham, Diane Olmstead and Julia Vander Ploeg as directors for the term expiring at the 2022 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualify.

Item 2. Ratification of the Engagement of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2021
Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021. Ernst & Young LLP has acted as the Company’s independent registered public accounting firm since April 2005, and our management considers the firm to be well qualified.
We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the PCAOB and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.
Our charter and bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the board of directors believes it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company.
A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

2021 Proxy Statement	37

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING
AUDIT AND NON-AUDIT FEE TABLE
The following table presents the aggregate fees for professional audit services rendered for the integrated audits of our annual financial statements for the years ended December 31, 2020 and 2019, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years and for the testing of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, and fees billed for other services rendered during those periods.

	2020	2019
Audit Fees (1)	$1,602,873	$1,611,871
Audit-Related Fees (2)	—	—
Tax Fees (3)	930,708	964,481
Other Fees	—	—
Total Fees	$2,533,581	$2,576,352

(1)    Audit fees consist of services rendered for the audit of our annual financial statements and other financial disclosures, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q filings, consents issued related to registration statements and issuance of comfort letters.
(2)    Audit-related fees represent professional fees for accounting consultation and other attest engagements.
(3)    Tax fees represent professional services rendered for tax compliance, tax advice and tax planning.
AUDIT COMMITTEE PRE-APPROVAL OF SERVICES BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter and applicable rules and regulations adopted by the SEC, our Audit Committee reviews and pre-approves any engagement of the independent registered public accounting firm to provide audit, review or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither pre-approved by the Audit Committee on an annual basis nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chairman of the Audit Committee, Mr. Letham, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Letham reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. All of the fees described in the table above were pre-approved by the Audit Committee.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Item 3.    Advisory Vote to Approve the Compensation of the Named Executive Officers
We request stockholder approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this proxy statement).
As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards, with an emphasis on variable performance-based compensation. Our compensation program is designed to attract, retain and motivate key executives and align their interests with that of our stockholders. As such, we believe that our executive compensation program and the corresponding executive compensation detailed in the compensation tables and related narrative of this proxy statement are strongly aligned with the long-term interests of our stockholders.
As an advisory vote, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

38	Extra Space Storage

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING
The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in Extra Space Storage Inc.‘s Proxy Statement for the 2021 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules.

Item 4. Advisory Vote to Approve the Frequency of Stockholder Vote on Executive Compensation
We request stockholders cast an advisory, non-binding vote on whether the advisory vote on our executive compensation should be held every one, two or three years. After careful consideration, the board of directors recommends that future advisory votes on executive compensation occur every year. The board of directors believes that conducting the advisory vote on executive compensation every year is optimal for a number of reasons, including:

Our executive compensation program is evaluated, adjusted and approved on an annual basis. As part of an annual     evaluation, our Compensation Committee reviews and determines the primary elements of compensation for our named executive officers. Setting a one-year period for holding a stockholder vote on our executive compensation program will allow the stockholders to provide our Compensation Committee with direct and frequent input on the compensation program for our named executive officers as disclosed in the proxy statement every year.

An annual advisory vote on the executive compensation program aligns closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including the compensation program for our named executive officers.

An advisory vote every year reflects an appropriate time frame for our Compensation Committee to adjust our executive compensation program if necessary in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the result of the Compensation Committee’s actions in a timely manner.

This vote is an advisory vote, and therefore the result will be non-binding. Although the vote is non-binding, the board of directors and the Compensation Committee intend to conduct an annual advisory vote on executive compensation if so recommended by the stockholders. Otherwise, we will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation. holders.

Recommendation of the Board of Directors Our board of directors recommends that you vote, on an advisory basis, to hold an advisory vote on executive compensation every year.

2021 Proxy Statement	39

OTHER MATTERS

Review and Approval of Related Party Transactions
We recognize that related party transactions present a heightened risk of conflicts of interest (or the perception thereof), and therefore have adopted a written policy pursuant to which all related party transactions will be subject to review and approval or ratification in accordance with the procedures set forth in the policy. A related party transaction is defined in our policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision as then in effect.
The policy provides that related party transactions are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board of directors. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and NYSE rules.
In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board of directors may consider:
•    the nature of the related person’s interest in the transaction;
•    the material terms of the transaction, including, without limitation, the amount and type of transaction;
•    the importance of the transaction to the related person;
•    the importance of the transaction to the Company;
•    whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•    any other matters deemed appropriate.
Voting Shares at Annual Meeting
Holders of record of our common stock as of the close of business on the record date, March 29, 2021, are entitled to receive notice of, and to vote at, the annual meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting and each share of common stock entitles the holder thereof to one vote. At the close of business on March 29, 2021, there were 133,687,662 shares of common stock outstanding. Stockholders can vote in person at the annual meeting or by proxy.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.
Shares will be voted as the stockholder of record instructs. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which a stockholder has not given instructions. The board of directors’ recommendations appear under each matter to be voted on under the section titled “Matters That May be Brought Before the Annual Meeting”.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 26, 2021
Electronic copies of our proxy statement and annual report for fiscal year 2020 are available at our website, www.extraspace.com, under Company Info - Investor Relations.

40	Extra Space Storage

OTHER MATTERS
Revoking a Proxy
Stockholders of record may revoke their proxy and change their votes any time before their votes are cast by:
•    giving written notice of revocation to our Corporate Secretary at our address prior to the annual meeting;
•    authorizing a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted);
•    signing and forwarding to us a later-dated proxy; or
•    attending the annual meeting and voting their shares of common stock in person.

Quorum and Vote Counting
The annual meeting requires a quorum, which means that a majority of the shares issued and outstanding as of the record date must be represented at the meeting. If a stockholder grants a proxy or attends the meeting in person, that stockholder’s shares will be counted to determine whether a quorum is present, even if the stockholder abstains from voting on some or all matters introduced at the meeting. “Broker non-votes” (as described below) also count for quorum purposes.
If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the stockholder in accordance with the stockholder’s instructions. However, if the nominee has not received instructions within ten days prior to the meeting, the nominee may vote in its discretion only on matters that the NYSE determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter.
Each of the nine nominees for director must receive a majority of the votes cast for and against such nominee to be elected as director. All other matters other than Proposal 4 must be approved by a majority of the votes cast on such matter. Abstentions and broker non-votes are counted as present and entitled to vote, but they are not counted as votes cast for or against any proposal and therefore have no effect on the outcome of any of the matters to be voted upon at the annual meeting. With regard to the frequency of future stockholder votes on executive compensation, the option which receives the most “for” votes (among votes properly cast in person or by proxy) will be the shareholders’ recommendation, on an advisory basis, of the frequency of future shareholder votes on executive compensation.
American Stock Transfer & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes.
Costs of Soliciting Proxies
We will pay the costs of soliciting proxies. In addition to solicitation by Internet and mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE.
Other Matters to Come Before the 2021 Annual Meeting
Our board of directors and management know of no other matters or business to be presented for consideration at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the annual meeting from time to time.
Stockholder Proposals for 2022 Annual Meeting
Under SEC rules, proposals from our eligible stockholders must be received by us no later than December 7, 2021, in order to be considered for inclusion in the proxy statement for the 2022 Annual Meeting of Stockholders. Any such proposals, as well as any questions relating thereto, should be directed to the Corporate Secretary of the Company at our principal executive offices. Proposals we receive after December 7, 2021, will not be included in the proxy statement for the 2022 annual meeting.
In addition, under our current bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting, including director nominees pursuant to our proxy access bylaws or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify the Corporate Secretary of the Company in writing of the director nominee or the other business. For purposes of our 2022 Annual Meeting of Stockholders, the notice must include the information required in our bylaws and be delivered to the Corporate Secretary at the principal executive offices of the Company not

2021 Proxy Statement	41

OTHER MATTERS
earlier than the 150th day (November 7, 2021) and not later than 5:00 p.m., Mountain Time, on the 120th day (December 7, 2021) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Proposals and director nominations we receive which do not comply with the procedures set forth in our bylaws will not be acted upon at the 2022 annual meeting. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.
If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for notice as described above.
Householding of Proxy Materials
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or Notice of Internet Availability, as applicable to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to “householding” will receive only one copy of our annual report, proxy statement or Notice of Internet Availability, as applicable. If you would like to opt out of this practice for future mailings and receive a separate annual report, proxy statement or Notice of Internet Availability, as applicable for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or Notice of Internet Availability, as applicable, without charge by sending a written request to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121, Attention: Investor Relations, or by telephone at (801) 365-1759. We will promptly without charge send additional copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, can request delivery of a single copy of the annual report, proxy statement or Notice of Internet Availability, as applicable, by contacting their broker, bank or other intermediary or sending a written request to Extra Space Storage Inc. at the address above.
Principal Stockholders
The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock based on filings with the SEC that were provided to the Company. The number of shares is as of the most recent date the information was available, as shown in the table footnotes.

Name	Number of Shares Owned	Percent of Class (1)
The Vanguard Group, Inc.(2)	19,972,999	14.9%
BlackRock, Inc.(3)	14,978,336	11.2%
Cohen & Steers, Inc.(4)	9,432,050	7.1%
State Street Corporation (5)	7,495,835	5.6%
(1)    Based on a total of 133,687,662 shares of our common stock outstanding as of March 29, 2021.
(2)    Based on information disclosed in The Vanguard Group, Inc.’s Schedule 13G/A, filed with the SEC on February 10, 2021. Includes shares beneficially owned by the following subsidiaries of The Vanguard Group, Inc.Vanguard Asset Management, Limited.: Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)    Based on information disclosed in BlackRock, Inc.'s Schedule 13G/A filed with the SEC on January 27, 2021. Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)    Based on information disclosed in Cohen & Steers, Inc.'s Schedule 13G/A filed with the SEC on February 16, 2021. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act. Includes 198,081 shares beneficially owned by Cohen & Steers UK Limited. Cohen & Steers Capital Management, Inc. beneficially owns 9,233,969 shares. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.
(5)    Based on information disclosed in State Street Corporation's Schedule 13G filed with the SEC on February 10, 2021. Includes shares beneficially owned by the following subsidiaries of State Street Corporation: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors Ltd (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Ltd, State Street Global Advisors Singapore Ltd, State Street Global Advisors GmbH, State Street Global Advisors Ireland Limited, and State Street Global Advisors Trust Company. The address for State Street Corporation is One Lincoln Street Boston, MA 02111.

42	Extra Space Storage

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act), requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2020, all Reporting Persons complied with all applicable Section 16(a) filing requirements, except that one Form 4 was filed late for both Spencer Kirk, a member of our board of directors, and Matthew Herrington, an executive, each with respect to a single transaction.

2021 Proxy Statement	43

APPENDIX A – RECONCILIATION OF
NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO provides relevant and meaningful information about our operating performance that is necessary, along with net income and cash flows, for an understanding of our operating results. We believe FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and we believe FFO more accurately reflects the value of our real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with GAAP excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We also present FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest.
The following table outlines our FFO and Core FFO for the year ended December 31, 2020. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share (amounts shown in thousands, except share and per share data — unaudited):

	For the Year Ended December 31, 2020
	(per share)
Net income attributable to common stockholders	$481,779	$3.71
Impact of the difference in weighted average number of shares – diluted (1)		(0.21)
Adjustments:
Real estate depreciation	214,345	1.55
Amortization of intangibles	1,900	0.01
Gain on real estate transactions	(18,075)	(0.13)
Unconsolidated joint venture real estate depreciation and amortization	9,021	0.07
Distributions paid on Series A Preferred Operating Partnership units	(2,288)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	35,803	0.26
FFO attributable to common stockholders and unit holders	$722,485	$5.24
Adjustments:
Acceleration of share-based compensation expense due to executive officer retirement	1,823	0.01
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	3,675	0.03
Core FFO attributable to common stockholders and unit holders	$727,983	$5.28

Weighted average number of shares—diluted (2)	137,858,441

(1)    Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (2).
(2)    Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares—diluted as presented above. The computation of weighted average number of shares—diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.
Same Store Net Operating Income
For an explanation of how we calculate Same-Store net operating income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTRA SPACE STORAGE INC.
May 26, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
You may vote online until 9:59 p.m. Mountain Time on Tuesday, May 25, 2021.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 26, 2021:
Company’s proxy statement and accompanying annual report for fiscal year 2020 are available at www.extraspace.com/proxyonline.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.  i

∎ 00033333333304000000 0	051817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 & 3, AND FOR "EVERY YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	The election of the 9 members of the Board of Directors.		FOR	AGAINST	ABSTAIN

	Kenneth M. Woolley		☐	☐	☐

	Joseph D. Margolis		☐	☐	☐

	Roger B. Porter		☐	☐	☐

	Joseph J. Bonner		☐	☐	☐

	Gary L. Crittenden		☐	☐	☐

	Spencer F. Kirk		☐	☐	☐

	Dennis J. Letham		☐	☐	☐

	Diane Olmstead		☐	☐	☐

	Julia Vander Ploeg		☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.		☐	☐	☐

3.	Advisory vote on the compensation of the Company’s named executive officers.		☐	☐	☐

		EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN

4.	Advisory vote on frequency of stockholder vote on executive compensation	☐	☐	☐	☐

5.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executors, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ANNUAL MEETING OF STOCKHOLDERS OF
EXTRA SPACE STORAGE INC.
May 26, 2021
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 26, 2021:
The Company’s proxy statement and accompanying annual report for fiscal year 2020 are available at www.extraspace.com/proxyonline.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

∎ 00033333333304000000 0	051817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 & 3, AND FOR "EVERY YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	The election of the 9 members of the Board of Directors.		FOR	AGAINST	ABSTAIN

			Kenneth M. Woolley		☐	☐	☐

			Joseph D. Margolis		☐	☐	☐

			Roger B. Porter		☐	☐	☐

			Joseph J. Bonner		☐	☐	☐

			Gary L. Crittenden		☐	☐	☐

			Spencer F. Kirk		☐	☐	☐

			Dennis J. Letham		☐	☐	☐

			Diane Olmstead		☐	☐	☐

			Julia Vander Ploeg		☐	☐	☐

		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.		☐	☐	☐

		3.	Advisory vote on the compensation of the Company’s named executive officers.		☐	☐	☐

				EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN

		4.	Advisory vote on frequency of stockholder vote on executive compensation	☐	☐	☐	☐

		5.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

To change the address on your account,
please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executors, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

                        ∎
EXTRA SPACE STORAGE INC.
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, UT 84121
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 26, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder of Extra Space Storage Inc., a Maryland corporation (the “Company”), hereby revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders of the Company and the accompanying proxy statement, and hereby appoints Joseph D. Margolis and Gwyn G. McNeal as proxies, each with full power of substitution, to represent and vote all shares of common stock of Extra Space Storage Inc. held of record by the undersigned on March 29, 2021, at the annual meeting of stockholders of the Company to be held at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121, on May 26, 2021 at 11:00 a.m. Mountain Time, or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎